Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SPO PARTNERS II, L.P. (SOLELY FOR PURPOSES OF SECTION 6.14),

AS SELLER PARENT,

VULCAN MATERIALS COMPANY (SOLELY FOR PURPOSES OF SECTION 6.15),

AS BUYER PARENT,

AGGREGATES USA HOLDINGS SUB, LLC,

AS SELLER,

VULCAN CONSTRUCTION MATERIALS, LLC,

AS BUYER,

AND

AGGREGATES USA, LLC,

AS THE COMPANY,

DATED AS OF MAY 24, 2017

i

Exhibit A	Definitions
Exhibit B	Form of Unit Power

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 24, 2017 (the “Signing Date”), is entered into by and among VULCAN CONSTRUCTION MATERIALS, LLC, a Delaware limited liability company (“Buyer”), AGGREGATES USA HOLDINGS SUB, LLC, a Delaware limited liability company (“Seller”), AGGREGATES USA, LLC, a Delaware limited liability company (the “Company”), solely for purposes of Section 6.14, SPO PARTNERS II, L.P., a Delaware limited partnership (“Seller Parent”) and solely for purposes of Section 6.15, VULCAN MATERIALS COMPANY, a New Jersey corporation (“Buyer Parent”).  Individually, each of Buyer, Seller Parent, Seller and the Company is a “Party” and, collectively, they are the “Parties.”

RECITALS

WHEREAS, Seller, the Company and its Subsidiaries are engaged in the Business;

WHEREAS, Seller owns all of the issued and outstanding equity interests of the Company (the “Units”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Units on the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

AGREEMENT

NOW, THEREFORE, in consideration of these recitals and the respective representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

Section 1.1            Purchase and Sale of Units.  Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, the Units (including all of Seller’s right, title and interest therein), free and clear of any Liens, other than restrictions under applicable securities laws and pursuant to provisions of the Organizational Documents of the Company.

Section 1.2            Purchase Price.

(a)           Subject to and upon the terms and conditions of this Agreement, in full consideration for the Units and the other agreements and covenants contained in this Agreement, the aggregate purchase price (the “Purchase Price”) for the Units shall be equal to:

(i)            $900,000,000 (the “Base Purchase Price”);

(ii)           plus or minus (as applicable) the Net Working Capital Adjustment, if any;

(iii)          plus the aggregate amount of Closing Date Cash;

(iv)          minus the aggregate amount of all Closing Date Indebtedness; and

(v)           minus the aggregate amount of Transaction Expenses.

(b)           At Closing, Buyer shall make the following payments (collectively, the “Estimated Purchase Price”) in cash in immediately available funds to the account(s) specified in writing by Seller at or prior to Closing:

(i)            the Base Purchase Price;

(ii)           plus or minus (as applicable) the Estimated Net Working Capital Adjustment, if any;

(iii)          plus the aggregate amount of Estimated Closing Date Cash;

(iv)          minus the aggregate amount of all Estimated Closing Date Indebtedness; and

(v)           minus the aggregate amount of the Estimated Transaction Expenses.

The Estimated Purchase Price shall be subject to post-Closing adjustment in accordance with the provisions of Section 1.5.

Section 1.3            Closing Date.  The purchase and sale of the Units (the “Closing”) provided for in this Agreement will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 A.M., New York time, on the first Friday that is at least two (2) Business Days following the satisfaction or waiver of all conditions to Closing in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the Parties may agree upon in writing.  The date and time on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 1.4            Closing Deliveries.

(a)           At the Closing, Seller and the Company will deliver to Buyer:

(i)            a duly executed unit power transferring Seller’s ownership of the Units to Buyer, in substantially the form attached hereto as Exhibit B;

(ii)           a certificate, in form and substance satisfactory to Buyer and the Company, dated the Closing Date, duly executed by the Company certifying as to the matters set forth in Section 7.2(c);

(iii)          a certificate, in form and substance satisfactory to Buyer and Seller, dated the Closing Date, duly executed by Seller certifying as to the matters set forth in Section 7.2(d);

(iv)          payoff letters with respect to any and all Closing Date Indebtedness, or at Seller’s option, evidence of transfer and assumption of Closing Date Indebtedness to Seller or its Affiliates, along with termination statements, releases and other appropriate evidence to the effect that no Liens exist against any of the Company’s assets or the Units due to such Closing Date Indebtedness;

(v)           if requested by Buyer prior to the Closing Date, resignations, in form and substance satisfactory to Buyer and the Company, effective as of the Closing, duly executed by each director and officer, if any, of the Company;

(vi)          a certificate of non-foreign status duly completed and executed by Seller (or, if Seller is a “disregarded entity,” the person treated as the owner, for U.S. federal income tax purposes of Seller), dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B); and

(vii)         all other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and similar instruments as Buyer reasonably requests.

(b)           At the Closing, Buyer will deliver to Seller:

(i)            the Estimated Purchase Price, in accordance with Section 1.2(b);

(ii)           a certificate, in form and substance satisfactory to Buyer and Seller, dated the Closing Date, duly executed by Buyer and certifying the matters set forth in Section 7.3(c); and

(iii)          all other documents, instruments or writings required to be delivered to Seller at or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and similar instruments as Seller reasonably requests.

Section 1.5            Adjustments to Net Working Capital, Closing Date Cash, Closing Date Indebtedness and Transaction Expenses.

(a)           No later than three (3) Business Days prior to Closing, Seller shall prepare and deliver to Buyer reasonable, good faith estimates of (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the Estimated Net Working Capital Adjustment, if any, (ii) the Closing Date Cash (the “Estimated Closing Date Cash”), (iii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), and (iv) the Transaction Expenses

(the “Estimated Transaction Expenses”).  Such estimates shall be prepared consistently with the Financial Statements and, with respect to the Estimated Closing Net Working Capital, be calculated in the same manner as reflected on Schedule 1.5(b), and all estimates shall be accompanied by reasonable documentation in support of such estimates.

(b)           As soon as practicable, but in no event later than forty-five (45) days following the Closing, Buyer shall prepare and deliver to Seller proposed final calculations (the “Closing Statement”) of (i) the Closing Net Working Capital, (ii) the Closing Date Cash, (iii) the Closing Date Indebtedness, and (iv) the Transaction Expenses.  The Closing Statement shall be prepared consistently with the Financial Statements and, with respect to the Closing Net Working Capital, be calculated in the same manner as reflected on Schedule 1.5(b).

(c)           Buyer shall deliver a copy of the Closing Statement to Seller promptly after it has been prepared.  After receipt of the Closing Statement, Seller shall have twenty (20) days to review the Closing Statement, together with the work papers used in the preparation thereof.  Buyer shall (i) provide Seller and its representatives reasonable access during normal business hours to all relevant personnel, work papers, trial balances and other financial information to the extent necessary to complete their review of the Closing Statement, and (ii) cooperate with Seller and its representatives’ reasonable requests with respect to the review of the Closing Statement.  Unless Seller delivers written notice to Buyer on or prior to the twentieth (20th) day after Seller’s receipt of the Closing Statement specifying in reasonable detail the amount, nature and basis of all disputed items (the “Dispute Notice”), Seller shall be deemed to have accepted and agreed to the calculations of the Closing Net Working Capital, the Closing Date Cash, the Closing Date Indebtedness, and the Transaction Expenses in the Closing Statement.  If Seller notifies Buyer of an objection to any such calculation contained in the Closing Statement, Buyer and Seller shall, within twenty (20) days (or such longer period as the Parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive (other than as a result of manifest error or fraud).

(d)           If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute (and only such amounts) shall be submitted to KPMG, LLP (the “Neutral Auditor”).  The Neutral Auditor shall act as an arbitrator to determine, based solely on the provisions of this Section 1.5(d), Schedule 1.5(b), and the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute.  The Neutral Auditor shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller, as set forth in the Closing Statement or the Dispute Notice, and shall not propose to adjust any amounts which were not disputed in the Dispute Notice.  No Party shall engage in any ex parte communications with the Neutral Auditor.  The Neutral Auditor’s determination shall be made within thirty (30) days of the dispute being submitted for their determination (subject to any extension that Seller and Buyer may mutually agree on in their sole discretion), shall be set forth in a written statement delivered to Seller and Buyer and shall be final, non-appealable and binding on the Parties, absent manifest error or fraud.  A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditor’s determination.  The Neutral Auditor shall have exclusive jurisdiction over, and resort to the Neutral Auditor as provided in this Section 1.5(d) shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 1.5(d).  The fees, costs and expenses of the Neutral Auditor shall be borne by Buyer, on the one hand, and by Seller, on the other, based upon the percentage which the portion of the contested amounts not awarded to each Party bears to the amounts actually contested by such Party.  For example, if Seller claims that the Closing Net Working Capital is $1,000 more than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Seller, and if the Neutral Auditor ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Neutral Auditor will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Seller.

(e)           If:

(i)            the Final Closing Net Working Capital is (A) greater than the Estimated Closing Net Working Capital, Buyer shall pay the difference in cash to Seller or (B) less than the Estimated Closing Net Working Capital, Seller shall pay the difference in cash to Buyer (the payments contemplated by this Section 1.5(e)(i), the “Net Working Capital Adjustment”);

(ii)           the Final Closing Date Cash is (A) greater than the Estimated Closing Date Cash, Buyer shall pay the difference in cash to Seller or (B) less than the Estimated Closing Date Cash, Seller shall pay the difference in cash to Buyer;

(iii)          the Final Closing Date Indebtedness is (A) less than the Estimated Closing Date Indebtedness, Buyer shall pay the difference in cash to Seller or (B) greater than the Estimated Closing Date Indebtedness, Seller shall pay the difference in cash to Buyer; and

(iv)          the Final Transaction Expenses are (A) less than the Estimated Transaction Expenses, Buyer shall pay the difference in cash to Seller or (B) greater than the Estimated Transaction Expenses, Seller shall pay the difference in cash to Buyer.

The net amount of the payments made pursuant to this Section 1.5(e) shall be made by wire transfer of immediately available funds, to the account(s) specified in writing by the applicable Party, within three (3) Business Days after the determination of the Final Closing Net Working Capital, the Final Closing Date Cash, the Final Closing Date Indebtedness, and the Final Transaction Expenses.

Section 1.6            Tax Treatment; Purchase Price Allocation.   Buyer and Seller shall allocate the Purchase Price (and all other amounts treated as consideration for income Tax purposes) among the assets of the Company and its Subsidiaries, which allocation shall be in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”).  No later than ninety (90) days after the Purchase Price is finally determined hereunder, Buyer shall deliver to Seller a proposed Allocation (“Buyer’s Allocation”) for its review and comment.  If Seller does not provide any comments to Buyer in writing on or before the thirtieth (30th) day after Buyer delivers to Seller Buyer’s Allocation, then Buyer’s Allocation shall be deemed to be final and binding, absent manifest error.  If, however, Seller submits written comments to Buyer, notifying Buyer of any objection in reasonable detail on or before the thirtieth (30th) day after Buyer delivers to Seller Buyer’s Allocation, Buyer and Seller shall negotiate in good faith to resolve any differences within thirty (30) days.  If Seller and Buyer have agreed on the Allocation within either thirty (30) day period, then Buyer and Seller shall (and shall cause their respective Affiliates) to (a) report, act and file Tax Returns in all respects and for all purposes consistent with such Allocation, and (b) not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law).  If Buyer and Seller are unable to resolve any such disagreement within such thirty (30) day period, then each of Buyer and Seller shall use its own allocation.  Each party shall provide the other promptly with any other information required to complete Internal Revenue Service Form 8594.

Section 1.7            Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges and agrees that Buyer is not acquiring the liabilities of the Company or any of its Subsidiaries that are listed on Schedule 1.7 (collectively, the “Excluded Liabilities”).  The Excluded Liabilities shall be retained by Seller and its Affiliates and, to the extent applicable, transferred to Seller or its Affiliates by the Company prior to the Closing.  Any Taxes incurred by or assessed against the Company as a result of such transfer of Excluded Liabilities will also be considered Excluded Liabilities.

Section 1.8            Withholding.  Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws.  To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the following statements are true and correct:

Section 2.1            Authorization.  Seller is a Delaware limited liability company and is in good standing under the laws of the State of Delaware.  Seller has the full limited liability company power and authority to execute and deliver this Agreement, and the other documents and instruments to be executed and delivered by Seller pursuant hereto, and perform Seller’s obligations hereunder and thereunder, and no further limited liability company proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement, or the other documents and instruments to be executed and delivered by Seller pursuant hereto, and the performance of Seller’s obligations hereunder.  This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement has been duly executed and delivered by the party seeking to enforce the Agreement, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  Seller has provided to Buyer, prior to the date hereof, complete and correct copies of all Organizational Documents of Seller, and there are no other documents or agreements affecting the rights or obligations of Seller in the Business or the Company or any of its Subsidiaries.

Section 2.2            Title to Units.  Seller owns beneficially and of record one hundred percent (100%) of the Units, free and clear of any Liens, other than restrictions under applicable securities laws and pursuant to provisions of the Organizational Documents of the Company, and there are no restrictions on or agreements with respect to the voting rights of the Units that would impair Buyer’s rights under this Agreement, including, without limitation, any proxies or voting trusts.  Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Units (other than this Agreement).  Upon the delivery of and payment for the Units at the Closing as provided for in this Agreement, Buyer will receive the Units, free and clear of any Liens, other than (a) restrictions under applicable securities laws and (b) Liens created by or resulting from the actions of Buyer or any of its Affiliates.

Section 2.3            No Conflicts; Consents and Approvals.

(a)           The execution and delivery of this Agreement by Seller, and the other documents and instruments to be executed and delivered by Seller pursuant hereto, and the performance of Seller’s obligations hereunder and thereunder will not result in (i) any breach or violation of or default under any law, statute, regulation, judgment, or other Governmental Authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Seller is a party or by which Seller or any of Seller’s properties or assets are bound, or (ii) the creation or imposition of any Liens on any of the Units, except in both cases for any breach, violation, default or Lien that would not reasonably be expected to interfere in any material respect with the performance by Seller of Seller’s obligations hereunder or the consummation of the transactions contemplated by this Agreement.

(b)           Except for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the Securities Act, no consent, approval, waiver, authorization or other order of or filing with any third party or any Governmental Authority is required on the part of Seller in connection with Seller’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except in both cases, for any consent, approval, waiver, authorization, order or filing if the failure to make or obtain the same would not reasonably be expected to interfere in any material respect with the performance by Seller of Seller’s obligations hereunder or the consummation of the transactions contemplated by this Agreement.

Section 2.4            Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of Seller as a broker or investment banker, which engagement shall not give rise to any valid claim against Buyer or the Company or any of its Subsidiaries for any brokerage or finder’s commission or similar compensation.

Section 2.5            Litigation.  There are no Proceedings involving Seller that are pending or, to the knowledge of Seller, threatened, which question the validity of this Agreement or any action taken or to be taken by it in connection herewith or would reasonably be expected to interfere in any material respect with the performance by Seller of Seller’s obligations hereunder or the consummation of the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company has delivered to Buyer the Disclosure Schedules to this Agreement referred to in this Article III.  The Company represents and warrants to Buyer that, except as otherwise set forth on the Disclosure Schedules, the following statements are true and correct:

Section 3.1            Organizational Status of the Company; Authorization.  Each of the Company and its Subsidiaries is a duly formed, validly existing limited liability company and is in good standing under the laws of the State of Delaware.  Each of the Company and its Subsidiaries has all requisite limited liability company power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased.  Each of the Company and its Subsidiaries is duly qualified to do business in each jurisdiction where required, except to the extent the failure to be so qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly executed and delivered by the party seeking to enforce the Agreement, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 3.2            No Conflicts; Consents and Approvals.

(a)           The execution and delivery of this Agreement by the Company, and the other documents and instruments to be executed and delivered by the Company pursuant hereto and the performance of the Company’s obligations hereunder and thereunder will not result in (i) any breach or violation of or default under the Organizational Documents of the Company or any of its Subsidiaries, (ii) any breach or violation of or default under any law, statute, regulation, judgment, or other Governmental Authorization, (iii) any breach or violation of or default under any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ properties or assets are bound, or (iv) the creation or imposition of any Liens on any of the Units or on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv) above, for any breach, violation, default or Lien that would not reasonably be expected to interfere in any material respect with the performance by the Company of the Company’s obligations hereunder or the consummation of the transactions contemplated by this Agreement.

(b)           Except for filings required under the HSR Act, no consent, approval, waiver, authorization or other order of or filing with any third party or any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the Company’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except in both cases, for any consent, approval, waiver, authorization, order or filing if the failure to make or obtain the same would not reasonably be expected to interfere in any material respect with the performance by the Company of the Company’s obligations hereunder or the consummation of the transactions contemplated by this Agreement.

Section 3.3            Capitalization of the Company and its Subsidiaries.

(a)           The Company.  The Company’s Organizational Documents accurately reflect that Seller owns of record one hundred percent (100%) of the Units.

(b)           Agreements with Respect to Units.  Except as set forth in the Organizational Documents of the Company, there are no (i) preemptive or similar rights on the part of any holder of any class of securities of the Company with respect to any securities of the Company or any of its Subsidiaries; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued and sold, any equity interests of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such equity interests, and no rights, obligations or commitment to payments based on the value of a Unit or other equity interest of the Company or any of its Subsidiaries; (iii) member agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting, purchase, redemption or other acquisition of any equity interests of the Company or any of its Subsidiaries or (iv) outstanding distributions, whether current or accumulated, due or payable on any of the equity interests of the Company.

(c)           Subsidiaries.  The Company does not have any Subsidiaries or own any equity securities of or equity interests in any Person.   The Company owns all the outstanding equity interests of each of its Subsidiaries free and clear of Liens, and all such equity interests have been duly authorized and are validly issued and outstanding.

(d)           Organizational Documents.  The Company has made available to Buyer true and complete copies of the Organizational Documents of the Company and each of its Subsidiaries.

Section 3.4            Financial Statements; Internal Controls.

(a)           The Company has made available to Buyer true and complete copies of the (i) audited consolidated financial statements for the fiscal year ended as of December 31, 2016 for Aggregates USA Holdings, LLC, and (ii) unaudited balance sheets and statements of income as of and for the three months ended March 31, 2017 (the “Interim Financial Statements”) for Aggregates USA Holdings, LLC (collectively, the “Financial Statements”).  The Financial Statements (including the related notes and schedules) present fairly the financial condition and results of operations of Aggregates USA Holdings, LLC and its Subsidiaries as of the dates and for the periods indicated and have been prepared in accordance with past practices and in accordance with GAAP applied on a consistent basis throughout the periods indicated; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(b)           Through Aggregates USA Holdings, LLC, the Company and its Subsidiaries implement and maintain a system of accounting and internal controls sufficient to provide reasonable assurances that financial transactions are executed in accordance with the general and specific authorizations of management, and that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP.  To the Knowledge of the Company, there has not been any fraud that involves any officer, director, principal, manager or other employee of the Company or any of its Subsidiaries.

Section 3.5            Absence of Undisclosed Liabilities.  Except for liabilities reflected or reserved against in the Financial Statements, the Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured of a type that are required to be reflected in a balance sheet prepared in accordance with past practices, other than liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet and which are not, individually or in the aggregate, material to the Company.

Section 3.6            Real Property.

(a)           Schedule 3.6(a)(i) lists, separately, all of the real property (i) owned in fee or (ii) leased, respectively, by the Company and its Subsidiaries (collectively, the “Facilities”).  Other than the Facilities set forth on Schedule 3.6(a)(i), the Company and its Subsidiaries do not own or lease or hold any contractual rights with respect to the use of any other real property that is used in the Business.  The Company and its Subsidiaries have good title to or otherwise hold a valid leasehold interest in the Facilities (including to the mineral rights existing therein, thereunder and thereon), as reflected in the Financial Statements, free and clear of any and all Liens other than Permitted Liens.  Other than as set forth on Schedule 3.6(a)(i):  (i) there are no outstanding options to purchase, rights of first offer to purchase or rights of first refusal to purchase any of the Facilities, whether owned or leased, or any portion thereof or interest therein, and (ii) none of Seller, the Company or any of the Company’s Subsidiaries have leased, subleased, licensed, sublicensed or otherwise granted to any Person the contractual right to use or occupy any Facility.

(b)           Each lease described on Schedule 3.6(b) (each a “Real Property Lease”) is in full force and effect and is enforceable against the other party thereto in accordance with its terms.  The Company has delivered a copy of each Real Property Lease to Buyer.  There exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default) on the part of the Company or any of its Subsidiaries or Seller (as applicable), or, to the Knowledge of the Company, any other party, under any Real Property Lease and each Real Property Lease is in full force and effect as to the Company or any of its Subsidiaries or Seller (as appropriate), and to the Knowledge of the Company, as to each other party thereto.  Since December 31, 2015, neither the Company nor any of its Subsidiaries has received any written notice of any material default under any Real Property Lease that has not been cured nor any other termination notice with respect thereto.

(c)           With respect to the Facilities, none of Seller, the Company, or any of the Company’s Subsidiaries have received written notice of any condemnation or eminent domain Proceedings and, to the Knowledge of the Company, there are no pending or contemplated condemnation or eminent domain Proceedings.

(d)           Other than Permitted Liens, to the Knowledge of the Company, no person is encroaching upon any of the Facilities and none of the activities of the Company and its Subsidiaries are encroaching upon the property of others or easements or rights of way in favor of others.

(e)           Seller has undertaken in good faith to make available to Buyer all material written information in its possession related to drilling, subsurface exploration and testing for the purpose of determining the quantity, quality, geology, mineralogy and other aspects of any mineral reserves on the Facilities.

(f)            There is not (i) any defective, improper or insufficient land reclamation, restoration, leveling or seeding on the Facilities, or (ii) any reclamation required to be performed thereon as of the Closing Date.

Section 3.7            Owned Personal Property.  Schedule 3.7 sets forth a list of all owned personal property (other than Inventory) having a book value of more than $10,000 each used, useful or held for use by Seller or the Company or any of the Company’s Subsidiaries for the conduct of the Business (the “Owned Personal Property”), including, without limitation, all owned motor vehicles, trailers, depreciable plant and equipment, and all other production equipment and machinery.  The Company and its Subsidiaries have good and marketable title to the Owned Personal Property, free and clear of all Liens other than Permitted Liens.  The Owned Personal Property is, in each case, in satisfactory operating condition, subject to normal wear and tear, and is adequate and sufficient for the uses to which it is put in the ordinary course of the Business, as conducted by the Company and its Subsidiaries.

Section 3.8            Leased Personal Property.  Each lease (the “Personal Property Leases”) (a) pursuant to which the Company and any of its Subsidiaries leases any fixtures, furniture, equipment and any other personal property (the “Leased Personal Property”), including without limitation all leased motor vehicles, trailers, depreciable plant and equipment and all other production equipment and machinery, and (b) under which the Company or any of its Subsidiaries is required to make payments in excess of $10,000 per annum is:  (i) set forth on Schedule 3.8; (ii) in full force and effect; and (iii) to the Knowledge of the Company, enforceable against the lessor that is party thereto in accordance with its terms.  There exists no material default or event of default (or any event which with notice or lapse of time, or both, would become a material default) on the part of the Company or any of its Subsidiaries or Seller (as applicable), or, to the Knowledge of the Company, any other party, under any Personal Property Lease.  Since December 31, 2015, none of the Company, or any of its Subsidiaries, or Seller have received any written notice of material default under any Personal Property Lease that has not been cured or any other termination notice with respect thereto.  The Company and its Subsidiaries have valid and subsisting rights to the Leased Personal Property, free and clear of all Liens other than Permitted Liens, subject to the terms and provisions of the respective leases thereof.

Section 3.9            Contracts.

(a)           Schedule 3.9(a) contains a complete and correct list of all Material Contracts.  The term “Material Contracts” means all of the following types of Contracts to which the Company or any of its Subsidiaries is a party, or any of its assets or properties is otherwise bound (but excluding Real Property Leases and Personal Property Leases):

(i)            all written employment and consulting agreements with current or former (but have not been terminated) directors, officers, other employees or consultants of the Company or any of its Subsidiaries other than Contracts that provide for employment on an “at will” basis or by their terms may be terminated or canceled by the Company or any of its Subsidiaries with notice of not more than ninety (90) days, and in any case without penalty including severance payments upon, or following termination of employment;

(ii)           any collective bargaining or other Contract with any labor union or other representative of a group of employees;

(iii)          any Contract evidencing outstanding Indebtedness, including all loan agreements, notes, mortgages, indentures, security agreements or guarantees of the obligations of a third party;

(iv)          any Contract pursuant to which the Company or any of its Subsidiaries is licensee or licensor with respect to Intellectual Property material to the Business as presently conducted, excluding Contracts with respect to software that is generally commercially available;

(v)           joint venture, partnership and limited partnership agreements;

(vi)          Contracts between the Company or any of its Subsidiaries or Seller and any Person to whom the Company or any of its Subsidiaries or Seller is obligated by the terms of such Contracts to pay more than $50,000 in any calendar year and that is not terminable on notice of ninety (90) days or less without penalty;

(vii)         Contracts between the Company or any of its Subsidiaries or Seller and any Person who is obligated by the terms of such Contracts to pay more than $50,000 to the Company or any of its Subsidiaries or Seller in a calendar year and that is not terminable on notice of ninety (90) days or less without penalty;

(viii)        any Contract with any Governmental Authority or that contains outstanding material obligations relating to the settlement of any Proceeding; and

(ix)          Contracts prohibiting or restricting in any material respect the ability of (x) the Company or any of its Subsidiaries to compete with any Person, engage in any business or operate in any geographical area or (y) Seller to compete with any Person, engage in any business or operate in any geographical area, in each case, as related to the Business.

(b)           The Company and Seller furnished or made available to Buyer substantially complete and correct copies of the Material Contracts.  None of the Company or any of its Subsidiaries or Seller (as applicable), or, to the Knowledge of the Company, any other party thereto, is in material default under any Material Contract, and each Material Contract is in full force and effect as to the Company or any of its Subsidiaries or Seller (as appropriate), and to the Knowledge of the Company, as to each other party thereto.  Since December 31, 2015, none of the Company, or any of its Subsidiaries, or Seller have received any written notice of any material default under any Material Contract that has not been cured or any other termination notice with respect thereto.  To the Knowledge of the Company, each other party thereto is in compliance, in all material respects, with all material terms of each Material Contract.

Section 3.10          Employee Benefit Matters.

(a)           Schedule 3.10(a) lists each Company Benefit Plan.  As used herein, “Company Benefit Plan” shall mean any benefit and/or compensation plans, contracts, policies, agreements or arrangements including, but not limited to, “employee benefit plans” within the meaning of ERISA (whether or not subject to ERISA), and any and all other deferred compensation, severance, equity compensation, stock option, stock purchase, stock appreciation rights, stock unit, stock based, incentive, change in control, employment, bonus, welfare, medical, health, disability, fringe benefits, profit sharing and pension plans or other benefit or perquisite plans, programs, agreements or arrangements sponsored, maintained or contributed to by Seller, the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or under which there is or may be any liability or obligation of the Company or any of its Subsidiaries (either direct or indirect).  Schedule 3.10(a) indicates whether any Company Benefit Plan is sponsored by Seller or by the Company or any of its Subsidiaries.

(b)           The Company has made available to Buyer substantially correct and complete copies of (i) each Company Benefit Plan (or descriptions thereof in the case of any such Company Benefit Plan that is unwritten) (ii) each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to such Company Benefit Plan; (iii) any description, summary, notification, report or other document that has been furnished to any the Company’s or any of its Subsidiaries’ employees with respect to such Company Benefit Plans; (iv) the most recently Form 5500 submitted for each Company Benefit Plan, as applicable; and (v) the most recent determination or opinion letter, notice, material communication or other document that has been issued by, or that has been received by Seller or the Company or any of the Company’s Subsidiaries from any governmental entity with respect to each Company Benefit Plan; provided, that in no event shall the requirements of this Section 3.10(b) apply to the long-term incentive plans sponsored by Seller (collectively, the “Seller LTIP”).

(c)           Each Company Benefit Plan has at all times been operated and administered in compliance in all material respects with the provisions thereof and the requirements of applicable law.  Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Benefit Plan has been duly accrued and made on a timely basis.  None of Seller, the Company, or any of the Company’s Subsidiaries have taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other governmental entity with respect to any Company Benefit Plan.  None of the Company Benefit Plans is under audit or investigation by the IRS, the Department of Labor or any other governmental entity.

(d)           Seller, the Company and each of the Company’s Subsidiaries and their respective ERISA Affiliates have no obligation to provide or make available any post-employment benefit under any Company Benefit Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA for any current or former employee, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other similar applicable law.

(e)           Schedule 3.10(e) identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”).  The IRS has issued a favorable opinion or determination letter with respect to each Qualified Plan and its related trust, for the most recent cycle applicable to such Qualified Plan, and such determination letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust or materially increase the costs relating thereto.  No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(f)            None of Seller, the Company, or any of the Company’s Subsidiaries, or any of their respective ERISA Affiliates have in the last six (6) years maintained, contributed, been obligated to contribute or has or had any liability with respect to any plan subject to Title IV of ERISA, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).  None of Seller, the Company, or any of the Company’s Subsidiaries, or any of their respective ERISA Affiliates have in the last six (6) years incurred, and, to the Knowledge of the Company, no circumstances exist that could result in, any liability (i) to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA (ii) under Title IV of ERISA or Section 302 of ERISA or Sections 412 or 430 of the Code or (iii) as a result of a failure to comply with the continuation coverage requirements of ERISA and Section 4980B of the Code.

(g)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company or any of its Subsidiaries, the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which would reasonably be expected to result in any material liability to the Company or any of its ERISA Affiliates or any Company Benefit Plan.  There are no nonexempt prohibited transactions under ERISA or Section 4975 of the Code with respect to any Company Benefit Plan.  None of Seller, the Company, any of the Company’s Subsidiaries, or any of their respective ERISA Affiliates has incurred (either directly or indirectly, including as a result of any indemnification obligation) any material liability under or pursuant to ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to any of the Company Benefit Plans, and no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such material liability to the

Company or any of the Company’s Subsidiaries or any of their respective ERISA Affiliates or, after the Closing, Buyer or any of its Affiliates.

(h)           Neither the execution and delivery of this Agreement nor the performance by Seller of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) (i) will accelerate the time of payment or vesting, or increase the amount of compensation due any current or former director, consultant officer or employee under any of the Company Benefit Plans, (ii) entitle any current or former employee, director, consultant or officer to severance pay, (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on Seller’s, the Company’s or any of the Company’s Subsidiaries’ rights to administer, amend or terminate any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment be nondeductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

Section 3.11          Intellectual Property.

(a)       The Company and its Subsidiaries do not own any registered Intellectual Property.

(b)       The Company and its Subsidiaries own, or otherwise have the right to use pursuant to license, sublicense, agreement or otherwise, all material items of Intellectual Property required in connection with the operation of the Business as presently conducted consistent with past practice.

(c)           To the Knowledge of the Company, no third party is infringing on any Intellectual Property owned by the Company or its Subsidiaries, and no third party has asserted that the Company or any of its Subsidiaries is infringing on the Intellectual Property of such third party.

Section 3.12          Governmental Authorizations; Compliance with Law.

(a)           Schedule 3.12(a) contains a list of all material Governmental Authorizations owned or possessed by the Company and its Subsidiaries.  The Company and its Subsidiaries have all material Governmental Authorizations required for the conduct of the Business as presently conducted consistent with past practice.  Each such Governmental Authorization is in full force and effect, and the Company and each of its Subsidiaries, as the case may be, is in compliance, in all material respects, with all of its obligations with respect to such Governmental Authorization, and no event has occurred which allows, or upon the giving of notice or the passage of time, or both, would allow, the revocation or termination of any such Governmental Authorization.

(b)           The operations of the Business are, and have been for the prior five (5) years, in compliance in all material respects with applicable federal, state and local statutes, ordinances, codes, rules and regulations, and Governmental Authorizations and none of the Company or any of its Subsidiaries or Seller has received any written notice to the effect that, or otherwise been advised in writing by any Governmental Authority that, the Company or any of its Subsidiaries or Seller (as it relates to the Business) are not in compliance in all material respects with all such applicable laws.

Section 3.13          Litigation.  There are no, and for the prior five (5) years there have been no, Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or Seller (as it pertains to the Business).  There is no pending investigation of the Company or any of its Subsidiaries or Seller (as it pertains to the Business) by any Governmental Authority as to which the Company or any of its Subsidiaries has been duly served or given written notice or, to the Knowledge of the Company, threatened investigation of the Company or any of its Subsidiaries by any Governmental Authority.  There are no Proceedings pending or, to the Knowledge of the Company, threatened, which question the validity of this Agreement or any action taken or to be taken by it in connection herewith or which would reasonably be expected to interfere in any material respect with the performance by Seller or the Company of their respective obligations hereunder or the consummation of the transactions contemplated by this Agreement.

Section 3.14          Taxes.

(a)           All material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns were prepared in accordance with applicable law and are true, correct and complete in all material respects.

(b)           All Taxes which are due and payable by the Company or any of its Subsidiaries, including any Taxes levied on any of the Company’s or any of its Subsidiaries’ properties, assets, income or franchises, have been timely paid or will be timely paid.  Any charges, accruals or reserves for Taxes provided for on the face of the Financial Statements (rather than in the notes thereto) are adequate to cover such Taxes of the Company and its Subsidiaries accrued as of the respective date thereof, and all such charges, accruals or reserves for Taxes, as adjusted for operations and transactions and the passage of time through the Closing Date in accordance with past practice of Seller and the Company, are adequate to cover such Taxes of the Company and its Subsidiaries accrued through the Closing Date.

(c)           All amounts collected or withheld by each of the Company and its Subsidiaries for the payment of Taxes have been, or will be, timely remitted to the relevant Governmental Authority to whom such payment is due.  Each of the Company and its Subsidiaries has complied with all applicable laws relating to the payment, collection and withholding of Taxes, including with respect to sales and use Taxes and payments made to any employee, independent contractor, creditor, stockholder, member, partner or other third party, and has complied with all obligations to collect, withhold and remit to the appropriate Governmental Authority to whom such payment is due all amounts required to be so collected, withheld or remitted under applicable law.

(d)           There is no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by or with respect to the Company or any of its Subsidiaries.

(e)           No examination, audit, claim, assessment, deficiency or Proceeding is pending, has been asserted in writing or, to the Knowledge of the Company, is threatened with regard to any Taxes or Tax Returns of, or with respect to, the Company or any of its Subsidiaries.  No power of attorney has been granted to any Person with respect to any Tax matter of the Company or any of its Subsidiaries that will remain in force after the Closing.

(f)            There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(g)           No jurisdiction in which the Company or any of its Subsidiaries does not currently file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries are required to file a Tax Return for such jurisdiction or that the Company or any of its Subsidiaries may be subject to taxation by such jurisdiction.

(h)           Neither the Company nor any of its Subsidiaries (i) is a party to, bound by or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement, or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under any applicable law, as transferee, successor, by contract or otherwise.

(i)            Since December 31, 2016, none of the Company or any of its Subsidiaries have (i) made, changed or revoked any Tax election, (ii) changed any of its methods of reporting income or deductions for Tax purposes, (iii) settled or compromised any Tax liability or any Tax Proceeding, (iv) filed any amended Tax Return or a claim for a refund of Taxes or (v) entered into a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law).

(j)            Each of the Company and its Subsidiaries is, and has at all times since the date of its formation been, characterized as an entity disregarded from its owner for U.S. federal, state and local income Tax purposes, and none of Seller, the Company or any Subsidiary of the Company have taken a position inconsistent with such characterization.  No election has been made pursuant to Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax law) to treat the Company or any of its Subsidiaries as a corporation.  Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interests in any Person for tax purposes other than the Subsidiaries of the Company.

Section 3.15          Absence of Changes.  From the date of the Latest Balance Sheet to the Signing Date, the Company and its Subsidiaries have conducted the Business in the ordinary course, in substantially the same manner in which it has been previously conducted, and have not suffered any material effect on the Business or their respective assets, properties, financial condition or results of operations, and there has not been any other action that, if such action were taken after the date hereof, would require Buyer’s consent pursuant to Section 6.3.

Section 3.16          Environmental Matters.  Except for those matters disclosed on Schedule 3.16 attached hereto:

(a)           The Company and its Subsidiaries are, and, since December 31, 2011, have been, in compliance in all material respects with all applicable Environmental Laws, and have obtained, maintained and is in compliance in all material respects with the terms of all permits, licenses, consents and approvals required under all applicable Environmental Laws to entitle the Company and of its Subsidiaries to operate its assets and to carry on and conduct the Business as currently conducted consistent with past practice;

(b)           There are no, and have not been any since December 31, 2011, pending or, to the Knowledge of the Company, threatened Proceedings asserting that the Company or any of its Subsidiaries are responsible for any Environmental Liabilities with respect to or affecting the Facilities that would reasonably be expected to have a material effect on the Company, or its assets, properties, financial condition or results of operations or require a Remedial Action;

(c)           The Company and its Subsidiaries have not received, and have no basis to expect, any written notice from any Governmental Authority of any unresolved violation of any Environmental Law by the Company or any of its Subsidiaries, or of any unresolved obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Facilities (other than ordinary course reclamation, closure and decommissioning obligations at the end of the working life of an active Facility or any portion thereof) or with respect to any property at which Hazardous Substances generated by the Company or any of its Subsidiaries were transferred for disposal;

(d)           To the Knowledge of the Company, there are no past or present events, conditions, or activities that may prevent continued compliance with the Environmental Laws, or that may give rise to any common law or legal liability (other than ordinary course reclamation, closure and decommissioning obligations at the end of the working life of an active Facility or any portion thereof), or otherwise form the basis of any claim or action, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, use, storage, disposal or handling, or the release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or Hazardous Substances;

(e)           To the Knowledge of the Company, no Person has placed, stored, deposited, discharged, buried, dumped, disposed or caused the release of, Hazardous Substances or any other wastes on, at, under or adjacent to any Facilities, the presence of which would give rise to a claim or constitute a violation of an Environmental Law.

(f)            To the Knowledge of the Company, there are no known or suspected wetlands as defined by applicable Environmental Law relating to the Business.  The Company and its Subsidiaries have obtained all permits for the required/known potential impacts to jurisdictional streams wetlands and any known impacts to areas under the jurisdiction of the U.S. Army Corps of Engineers have been permitted and/or mitigated pursuant to applicable law;

(g)           To the Knowledge of the Company, the Company and its Subsidiaries (including the Facilities) do not require a Remedial Action or contain any underground storage tanks, asbestos in friable form, polychlorinated biphenyls, underground injection wells, radioactive material, hazardous or solid waste disposal areas or similar items in each case in violation of Environmental Laws.  To the Knowledge of the Company, the Company and its Subsidiaries (including the Facilities) do not operate sites in which process wastewater has been discharged or disposed of in violation of Environmental Laws or require a Remedial Action; and

(h)           The Company has delivered copies of, or otherwise made available for inspection to Buyer, true, complete and correct copies and results of any material reports, data, studies, analyses, investigations, audits, assessments, tests or monitoring, performed or obtained since December 31, 2011 and currently possessed by or reasonably available to the Company and its Subsidiaries pertaining to each matter referred to in every subparagraph of this Section 3.16.

Section 3.17          Employment Matters.

(a)           The Company and each of its Subsidiaries are in compliance in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, classification of employees as exempt or non-exempt and labor relations. There are no workers’ compensation claims in excess of $5,000 pending against the Company or any of its Subsidiaries. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement that would materially impede the ability of such employee to carry out the activities of such employee in furtherance of the Business. All employees of the Company and its Subsidiaries are legally employed, and the Company and its Subsidiaries are in compliance in all material respects with the requirements of the Immigration and Reform Control Act of 1986.

(b)           None of the Company’s or any of its Subsidiaries’ employees are represented by a union, work council or other such organization, and neither the Company nor any of its Subsidiaries is currently a party to any labor or collective bargaining agreement, or subject to a legal duty to bargain with any labor unions, work councils or other organizations, with respect to any of its employees and to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.  There is no labor strike, arbitration, complaint, charge, inquiry, grievance, slowdown, stoppage, dispute or proceeding by or with any current or former employee of the Company or any of its Subsidiaries or any labor union pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor has there been such activity involving any of the Company’s or its Subsidiaries’ employees at any time during the three (3) years prior to the Closing Date.  None of Seller, the Company, or any of the Company’s Subsidiaries have received written notice from any governmental authority that it is under investigation or audit with respect to employment practices regarding employees of the Company or any of its Subsidiaries.

(c)           Neither the Company nor any of its Subsidiaries has classified an individual as an “independent contractor” or of similar status who, under applicable law, should have reasonably been classified as an employee.

(d)           Seller has delivered to Buyer a true and accurate list as of the Signing Date of the employees of the Company and its Subsidiaries, in each case identifying the employee’s name, the employee’s employer, job title, job location, date of hire (original and most recent, as applicable), current base salary or wage rate, applicable incentive plan, bonus, commission or other cash incentive paid by the Company in respect of services provided in 2016, target bonus, commission or other cash incentive opportunity payable by the Company in respect of services provided in 2017, status (full-time or part-time, active or on statutory or employer approved leave and expected date of return), immigration status and exempt or nonexempt under the Fair Labor Standards Act, as amended.  Seller shall update this list to reflect new hires, terminations, changes in status, etc. as of ten (10) days before the Closing Date and provide Buyer such updated list no later than five (5) days before the Closing Date.

Section 3.18          Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of the Company or its Subsidiaries as a broker or investment banker, which engagement shall not give rise to any valid claim against Buyer or the Company or its Subsidiaries for any brokerage or finder’s commission or similar compensation.

Section 3.19          Bank Accounts and Powers of Attorney.  Schedule 3.19 is a correct and complete list showing (a) the name of each bank in which the Company or any of its Subsidiaries has an account or safe deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box and (b) the names of all Persons holding powers of attorney from the Company or any of its Subsidiaries.  True, correct and complete copies of the powers of attorney have been provided to Buyer.

Section 3.20          Related Party Transactions.

(a)           Except for those arrangements that have been or will be completed, satisfied or terminated on or before Closing, none of Seller, any Affiliate of Seller (other than the Company and its Subsidiaries), any officer, director, manager, shareholder, member, partner, employee, agent or representative of Seller or its Affiliates (other than the Company and its Subsidiaries) (or any individual in any such Person’s immediate family) provides or has, since January 1, 2015, provided or received any loans, assets, services or facilities to or from, as applicable, the Company or any of its Subsidiaries or owns any right, title or interest in, to or under, any property or right, real, personal or mixed and whether tangible or intangible or used by the Company or any of its Subsidiaries, except, in each case, for a Person’s employment with, or role as a shareholder or director of, the Company in the ordinary course of business; and

(b)           Except those arrangements completed, satisfied or terminated on or before Closing (in each case without any liability to the Company other than liabilities included as current liabilities in the calculation of Closing Net Working Capital or Transaction Expenses, as applicable), neither the Company nor any of its Subsidiaries is a party to any Material Contract with Seller, any Affiliate of Seller (other than the Company and its Subsidiaries), any officer, director, manager, shareholder, member, partner, employee, agent or representative of Seller or its Affiliates (other than the Company and its Subsidiaries) (or any individual in any such Person’s immediate family).

Section 3.21          Insurance.  Schedule 3.21 lists the insurance policies which are maintained by or on behalf of the Company and its Subsidiaries with respect to the Business setting out, in respect of each policy, the type of policy, the name of insurer, the coverage allowance, the expiration date and the annual premium.  None of the Company or any of its Subsidiaries are in material default with respect to the payment of any premiums under such insurance policies, nor has the Company or any of its Subsidiaries failed to give any notice or to present any material claim under such insurance policy in a due and timely fashion.  All of such insurance policies are legal, valid, binding and enforceable and are in full force and effect and no event has occurred which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under any such policies in any material respect.  All such policies are sufficient for compliance with all legal requirements and Material Contracts to which the Company or any of its Subsidiaries is a party and are of the type and in the amounts customarily carried by and adequate for Persons conducting a business similar to the Company and its Subsidiaries.

Section 3.22          Entire Business; Sufficiency of Assets.  Other than the Excluded Liabilities (and the assets associated therewith) and except for any divestitures that may be required pursuant to Section 6.1, the assets of the Company and its Subsidiaries do, and immediately following the Closing will, constitute all of the assets, Governmental Authorizations, Facilities, properties, water rights, rights to mineral reserves, and other interests and rights (including real property, tangible and intangible property and Intellectual Property rights) (a) necessary to conduct the Business as the Business is currently conducted consistent with past practice and (b) used or held for use by the Company and its Subsidiaries to generate the financial performance and results of operations reflected in the Financial Statements.

Section 3.23          Inventories.  (a) The Inventory is of a quality and quantity salable in the Company’s ordinary course of business, except for items that have been written off or written down to fair market value or for which adequate reserves have been established consistent with the Company’s accounting principles; (b) no previously sold Inventory is subject to refunds materially in excess of that historically experienced by the Company and its Subsidiaries; (c) except for Inventory in transit to the Facilities, as of the Signing Date each of the Inventory is located at the Facilities; (d) the Company and its Subsidiaries have not received any written notice of, any pending or, to the Knowledge of the Company, threatened investigation or regulatory action by any Governmental Authority involving any of the Inventory; and (e) the Inventory is of a quantity and availability sufficient to meet the historical requirements, and the Company and its Subsidiaries are capable of producing Inventory in a quantity sufficient to meet known future requirements, of the customers of the Company and its Subsidiaries in the ordinary course of business, taking into account seasonal variations in demand.  All specification material included in the Inventory conforms to all applicable specifications or standards and to the Knowledge of the Company, since December 31, 2011, there has been no written claim that the material produced by the Company has failed to meet applicable specifications or has been defective in any material respect.

Section 3.24          Zoning.  To the Knowledge of the Company, all proven and probable aggregates reserves located at the Facilities are within zoning classifications that permit the quarrying, processing, distribution and sale of such materials, subject to applicable setback and other conditions under such zoning classifications.  The Company and its Subsidiaries have not received any written notice (a) alleging non-compliance with any applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements with respect to any Facilities, (b) alleging non-conforming uses, zoning or building code variances or any other use restrictions with respect to any Facilities, (c) regarding any pending or contemplated rezoning proceeding affecting the Facilities or (d) regarding any pending or contemplated proceeding or public improvement that would reasonably be expected to result in the levy of any special Tax or assessment against the Facilities.  The Facilities are in compliance in all material respects with all applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements.

Section 3.25          Material Customers and Suppliers.  Schedule 3.25 sets forth a correct and complete list of (a) the five (5) largest customers of goods and services of the Company and its Subsidiaries, in each case, measured by the revenue earned in the 2016 fiscal year by the Company and its Subsidiaries and (b) the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries, in each case, measured by the expenditure in the 2016 fiscal year by the Company and its Subsidiaries.  To the Knowledge of the Company, (i) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will materially affect the relationship of the Company and its Subsidiaries with any such customers or suppliers and (ii) no such customer or supplier has threatened in writing to terminate its relationship with the Company or any of its Subsidiaries.

Section 3.26          Accounts Receivables.  All of the Accounts Receivable of the Business are valid and have arisen from bona fide transactions in the ordinary course of business, and are generally collectible, net of allowances for doubtful accounts, in the ordinary course and in accordance with the Company’s and its Subsidiaries’ collections practices.  None of the Accounts Receivable are subject to any counterclaim or set off that, individually or in the aggregate, would materially reduce the value of such Accounts Receivable, except as may be reflected in the Final Closing Net Working Capital.

Section 3.27          Anti-Corruption; Sanctions.

(a)           Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries or their respective directors, officers, employees, agents or any other Person acting on their behalf, directly or indirectly, have, since December 31, 2011, taken any action that could reasonably be expected to result in a violation by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) or any other applicable anti-corruption laws.

(b)           Since December 31, 2011, none of the Company, its Subsidiaries or any director, officer, employee, agent or any other Person acting on behalf of the Company or its Subsidiaries is, or is owned or controlled by a Person that is:  (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Iran, North Korea, Sudan and Syria).  Except as would not reasonably be expected to be material to the Company, none of the Company, its Subsidiaries, or any director, officer, employee, agent or any other Person acting on behalf of the Company or its Subsidiaries (x) has, since December 31, 2011, engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions or (y) has, since December 31, 2011, failed to comply with, has been given notice of any violation of, to the Knowledge of the Company, is under investigation with respect to or has been threatened to be charged with any violation of, any applicable Sanctions or applicable export controls laws.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following statements are true and correct:

Section 4.1            Organizational Status and Authority.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder.  The execution, delivery and performance of this Agreement have been duly authorized by the board of managers of Buyer, which constitutes all necessary limited liability company action on the part of Buyer to permit the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement has been duly executed and delivered by the party seeking to enforce the Agreement, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.2            No Conflicts; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement, and the other documents and instruments to be executed and delivered by Buyer will not result in (i) any conflict with the Organizational Documents of Buyer, or (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree or Governmental Authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Buyer is a party or by which Buyer or any of its properties or assets are bound.

(b)           Except for filings or notices required under the HSR Act and the Securities Act, no consent, approval, waiver, authorization or other order of or filing with any third party or Governmental Authority is required on the part of Buyer or any Affiliate thereof in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.3            Financial Ability to Perform.  Buyer will have as of the Closing, available cash funds, credit facilities or other sources of immediately available funds sufficient to pay the full Purchase Price to Seller at Closing and to consummate the transactions contemplated by this Agreement.  The Closing is not subject to any financing conditions.

Section 4.4            Litigation.  There are no Proceedings involving Buyer that are pending or, to the knowledge of Buyer, threatened, which question the validity of this Agreement or any action taken or to be taken by it in connection herewith or which would reasonably be expected to interfere in any material respect with the performance by Buyer of Buyer’s obligations hereunder or the consummation of the transactions contemplated by this Agreement.

Section 4.5            Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of Buyer or any Affiliate of Buyer in such manner as to give rise to any valid claim against Seller or the Company for any brokerage or finder’s commission or similar compensation.

ARTICLE V
NO OTHER REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 5.1            No Other Representations and Warranties of the Company and Seller.  EXCEPT AS AND TO THE EXTENT SET FORTH IN ARTICLE II AND ARTICLE III HEREOF, NONE OF SELLER, THE COMPANY, OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, SHAREHOLDERS, DIRECTORS, PARTNERS, MEMBERS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR AFFILIATES (COLLECTIVELY, THE “COMPANY GROUP”) HAVE MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER TO BUYER, AND SELLER AND THE COMPANY HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER (OR ITS AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES) BY ANY MEMBER OF THE COMPANY GROUP.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II AND ARTICLE III HEREOF, BUYER IS ACQUIRING THE UNITS AND THE BUSINESS OF THE COMPANY “AS IS” AND “WHERE IS.”  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II AND ARTICLE III HEREOF, SELLER AND THE COMPANY HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE COMPANY INCLUDING RELATING TO (A) THE CONDITION OF THE ASSETS OF THE COMPANY (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT), AND (B) THE OPERATION OF THE BUSINESS, INCLUDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.  NO LIMITATION IN THIS ARTICLE V SHALL APPLY TO ANY LOSS WITH RESPECT TO, AS A RESULT OF OR INVOLVING FRAUD ON THE PART OF SELLER OR THE COMPANY.

Section 5.2            No Other Representations and Warranties of Buyer.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER CONTAINED IN ARTICLE IV, BUYER IS NOT MAKING AND HAS NOT MADE, AND NO OTHER PERSON IS MAKING OR HAS MADE ON BEHALF OF BUYER, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO PERSON IS AUTHORIZED TO MAKE ANY SUCH REPRESENTATION OR WARRANTY ON BEHALF OF BUYER.  NO LIMITATION IN THIS ARTICLE V SHALL APPLY TO

ANY LOSS WITH RESPECT TO, AS A RESULT OF OR INVOLVING FRAUD ON THE PART OF BUYER.

ARTICLE VI
COVENANTS OF PARTIES

Section 6.1            Regulatory and Other Authorizations and Consents.

(a)           HSR Act.

(i)            Each of Seller, the Company and Buyer shall:  (A) if and to the extent required by the HSR Act, file or cause to be filed, as promptly as practicable but in no event later than the tenth (10th) Business Day after the execution and delivery of this Agreement, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, a Notification and Report Form and such other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby; and (B) promptly and substantially comply with or cause to be substantially complied with any request by the Federal Trade Commission or the Antitrust Division of the United States Department of Justice, including any request for additional documents and information concerning such transactions necessary to obtain any governmental clearances required for Closing with respect to the HSR Act or any other federal or state antitrust, competition or fair trade laws (“Other Regulatory Laws”), including, without limitation, the expiration or early termination of the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act and any applicable Other Regulatory Laws.

(ii)           Seller, the Company and Buyer shall cooperate with and furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of such filings and any further necessary filings or submissions under the HSR Act and any applicable Other Regulatory Laws.  Seller, the Company and Buyer shall consult with one another prior to taking any substantive position with respect to the filings under the HSR Act or any Other Regulatory Laws, in any written submission to, or, to the extent possible, in any discussions with any Governmental Authority.  Seller, the Company and Buyer shall consult and cooperate with one another, and permit one another to review and discuss in advance and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any Party to any Governmental Authority in connection with proceedings under or relating to the HSR Act or any Other Regulatory Laws.  Except as prohibited by law, each of Seller and the Company, on the one hand, and Buyer, on the other hand, shall (A) promptly notify the other party of any communication from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or any other Governmental Authority and, subject to applicable laws, permit the other Party to review and discuss in advance any proposed written communication to any of the foregoing, (B) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, any related document or the transactions contemplated by this Agreement unless it consults in advance with the other Party and provides the other Party with reasonable advance notice of such meeting or discussion and permits the other Party to attend such meeting or discussion (unless such Governmental Authority expressly prohibits the other Party from attending, in which case, or in the case such Party is unable to attend, the attending Party shall give the other Party a summary of such meeting or discussion promptly thereafter); and (C) supply to each other copies of all correspondence, filings or written communications (and memoranda setting forth the substance thereof) and a summary of the material contents of any oral communications to or from such Party or its Affiliates and any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and relating to the HSR Act or Other Regulatory Laws; provided, however, that materials required to be provided pursuant to clause (C) may be redacted (1) to remove references concerning the valuation of Seller or the Company, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable privilege or confidentiality concerns.  Buyer shall pay all filing fees payable in connection with the filings by the Parties required by the HSR Act and any applicable Other Regulatory Laws in connection with the transactions contemplated by this Agreement.

(iii)          The Company, Buyer, and any of their respective Subsidiaries, shall, if required by a Governmental Authority, sell, license, dispose of, hold separate or operate in any specified manner any of their respective assets or businesses that are located outside Georgia and any of their respective assets or businesses that are not quarries located inside Georgia (or the Company, Buyer, and any of their respective Subsidiaries shall agree to any of the foregoing).  Nothing contained in this Section 6.1 shall be construed so as to require the Company, or Buyer, or any of their respective Subsidiaries, without Buyer’s written consent, to sell, license, dispose of, hold separate or operate in any specified manner any of Buyer’s, the Company’s or any of their respective Subsidiaries’ quarries that are located in Georgia (or to require the Company or Buyer or any of their respective Subsidiaries to agree to any of the foregoing).

(iv)          From the Signing Date until the Closing, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating thereto, or the consummation of such acquisition, merger or consolidation, could reasonably be expected to:  (A) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period under the HSR Act or any applicable Other Regulatory Law; or (B) delay, prohibit, prevent or restrict the Closing.

(b)           Third-Party Consents.  Seller, the Company and Buyer shall cooperate with each other and use all commercially reasonable best efforts to obtain all material Third-Party Consents, and to give all notices to and make all filings with, all Governmental Authorities

(including those pertaining to the Governmental Authorizations) (other than those required by the HSR Act and any applicable Other Regulatory Laws) and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with each other in promptly seeking to obtain all such material Third-Party Consents, giving such notices, and making such filings; provided, however, the Parties acknowledge and agree that it shall not be a breach by a Party of this Section 6.1(b) if despite such Party’s commercially reasonable best efforts, some or all of the Third-Party Consents are not obtained.

(c)           Failure to Obtain Third-Party Consents.  Buyer acknowledges that (i) certain third-party consents, authorizations, approvals, orders, and waivers with respect to the transactions contemplated by this Agreement may be required (A) from Governmental Authorities with respect to Governmental Authorizations or that new Governmental Authorizations may be required if Governmental Authorizations cannot be transferred and (B) from parties to the Material Contracts, Real Property Leases, Personal Property Leases and other Contracts to which the Company or Seller is party (collectively (A) and (B), including those listed on Schedule 3.2, the “Third-Party Consents”), and that such Third-Party Consents have not been obtained as of the date hereof and may not be obtained prior to or at Closing.

Section 6.2            Further Assurances.  In addition to the requirements set forth in Section 6.1 (and subject to the provisions set forth therein), (a) the Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further documents, instruments of conveyance and transfer and take such other action (including, obtaining any consents, exemptions or authorizations) as may be reasonably necessary to effectuate the transactions contemplated by this Agreement and (b) the Parties will use their reasonable best efforts to bring about promptly the satisfaction of all of the conditions contained in Article VII (other than conditions the satisfaction of which is in the exclusive control of one of the other Parties).

Section 6.3            Conduct of Business.  From the Signing Date until the Closing, the Company and its Subsidiaries will, except as disclosed on Schedule 6.3, or as required by applicable law or the terms of this Agreement, (a) conduct the Business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact their existing assets, business organizations and operations, and preserve their relationships with customers, suppliers, distributors, licensors, licensees, lessors and others having business dealings with it, and (b) not without the prior consent of Buyer, take any of the following actions:

(i)            amend the Organizational Documents of the Company;

(ii)           acquire, sell, transfer, lease, license, assign, encumber or otherwise dispose of any material assets except (A) in the ordinary course of business consistent with past practice or (B) pursuant to contractual obligations in place on the Signing Date that has been disclosed to Buyer prior to the Signing Date;

(iii)          issue, adjust, split, combine, reclassify, or sell any capital interests or other securities of the Company, or make any other changes in its capital structure;

(iv)          declare or make any non-cash, in-kind distribution with respect to any of the Units;

(v)           enter into, amend in any material respect or terminate, release, waive any rights under, or assign any rights under, any Material Contract, Real Property Lease or Personal Property Lease (or Contract that, if in existence on the Signing Date, would constitute a Material Contract, Real Property Lease or Personal Property Lease), except in the ordinary course of business consistent with past practice;

(vi)          enter into, make any capital expenditures, except for (A) expenditures for routine or emergency maintenance and repair, (B) expenditures reflected in the capital expenditure budget of the Company that was made available to Buyer prior to the Signing Date or (C) other expenditures in an amount that does not exceed $100,000 in the aggregate;

(vii)         acquire the equity securities, or substantially all of the assets, of any entity (whether directly or indirectly, and whether by merger, acquisition of equity securities or assets, reorganization, recapitalization or otherwise);

(viii)        enter into any transaction with Seller or any of its Affiliates (other than the Company and its Subsidiaries), other than employees of the Company or its Subsidiaries;

(ix)          adopting or changing any accounting principles or the methods of applying such principles, except as required under GAAP or applicable law;

(x)           cancel, compromise or settle any material Proceeding, unless (A) such a settlement requires payments of less than $100,000 in the aggregate and (B) would not impose any material non-monetary obligations on the Business;

(xi)          incur, refinance, replace, cancel, prepay, assume or guarantee any Indebtedness or enter into any hedging, swap or similar arrangements, except in the ordinary course of business consistent with past practice and except for borrowings under the Credit Agreement;

(xii)         except as required under applicable law or the terms of any Company Benefit Plan in effect as of the date hereof, (A) grant, provide or increase (or commit to grant, provide or increase) any severance or termination payments or benefits to any current or former director, officer, employee or independent contractor of the Company; (B) increase in any manner the compensation or benefits of any current or former director, officer, employee or independent contractor of the Company, except in the event the Closing does not occur by December 31, 2017, annual increases in base salary or wage rates implemented in the ordinary course of business consistent with past practice in an amount not to exceed four percent (4%) of the aggregate cost of base salaries and wage rates for all employees of the Company as in effect as of the date hereof; (C) become a party to, establish, adopt, terminate, amend (or commit to become a party to, establish, adopt, terminate, amend) any Company Benefit Plan or arrangement that would have been a Company Benefit Plan if in effect on the date hereof (other than routine changes to welfare plans or other routine changes to Company Benefit Plans sponsored by Seller that do not result in an increased cost to the Company) or accelerate the vesting of, or lapse of restrictions on, any compensation for the benefit of any Person; (D) establish, adopt or enter into any collective bargaining agreement, plan, trust, fund, policy or arrangement; or (E) terminate the employment or services of any director, officer, employee or independent contractor with annual compensation (base salary and target annual incentive opportunities) in excess of $75,000 other than for cause, or hire any director, officer, employee or independent contractor whose annual compensation (base salary and target annual incentive opportunities) is in excess of $75,000;

(xiii)        adopt a new plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation, recapitalization or other reorganization; or

(xiv)        agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.4            Access and Information.  From and after the Signing Date, Seller and the Company will give Buyer and its representatives reasonable access during normal business hours to the Books and Records, Facilities (including permission for the drilling of core samples of aggregate reserves located on, in, under and about the Confirmation Sites) and properties of the Company (in each case, subject to the rights of any tenants or subtenants of such Facilities or properties) and will furnish such information and documents in its possession relating to the Company as Buyer may reasonably request (which shall include uninterrupted access to the materials provided to Buyer through the Merrill Datasite virtual dataroom in connection with Buyer’s due diligence of the Business and the Units prior to the date hereof); provided that Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Company to schedule such access and visits through a representative designated by Seller and in such a way as to avoid disrupting in any material respect the normal business of the Company; and provided, further, that the foregoing shall not require Seller or the Company to disclose any privileged information of Seller, the Company or its Subsidiaries.  All such information and documents obtained by Buyer shall be subject to the terms and conditions of that letter agreement, dated January 26, 2017, by and between Vulcan Materials Company, an Affiliate of Buyer, and the Company (the “Confidentiality Agreement”) and the terms and conditions of that certain Clean Team Confidentiality Agreement, dated January 28, 2017, by and between Vulcan Materials Company and the Company (the “Clean-Team Agreement” and together with the Confidentiality Agreement, the “Confidentiality Agreements”).  For the avoidance of doubt, nothing in this Section 6.4 shall require Seller to disclose any of Seller’s books and records to the extent not relating to the Business.  Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall have no right of access to, and Seller and the Company shall have no obligation to provide to Buyer, information relating to any information, the disclosure of which would result in a violation of applicable law.

Section 6.5            Confidentiality.

(a)           The terms of the Confidentiality Agreements are incorporated into this Agreement by reference and shall continue in full force and effect in accordance with their terms.

(b)           From and after the Closing until the third anniversary of the Closing Date, Seller shall keep all documents, materials, records and other information that it has or has obtained prior to or after the Closing regarding the Company and the Business (“Confidential Information”) strictly confidential and will not disclose such information without Buyer’s prior written consent, other than as required by applicable law; provided, that if Seller is required by applicable law to disclose Confidential Information, then it shall disclose only that portion of such information that is legally required to be disclosed and (to the extent permitted by applicable law) provide advance notice to Buyer of such disclosure to the extent reasonably practicable and provide the Company a reasonable opportunity to seek, at the Company’s expense, a protective order or other remedy and to reasonably cooperate with the seeking of such protective order or other remedy.  Confidential Information shall not include information that (i) is or becomes publicly available (other than as a result of a disclosure in violation of this Section 6.5(b)), (ii) is or becomes available to Seller (other than by or with respect to the Company) after the date hereof from a source that is not prohibited from disclosing such information to Seller or its Affiliates by a legal, contractual or fiduciary obligation or (iii) has been independently developed by Seller or its Affiliates (other than by or with respect to the Company) after the date hereof without reference to Confidential Information.

Section 6.6            Publicity.  Prior to the Closing, no press release or public announcement related to this Agreement, or the transactions contemplated hereby, may be issued or made by any Party without the approval of Buyer and Seller, except (i) as required by law or any rule or regulation of any securities exchange and (ii) that each of Buyer and Seller may issue a press release describing the terms of the transactions contemplated by this Agreement and file a Current Report on Form 8-K with the SEC attaching this Agreement and the press release as exhibits to such filing, and in each case of (i) and (ii) the other Party shall have the right to reasonably review and comment on such press release, announcement or Form 8-K prior to its publication or filing.

Section 6.7            Tax Matters.

(a)           From the Signing Date until the Closing, without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), none of Seller, the Company or any Subsidiaries of the Company shall make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of increasing the Tax liability of the Company, any of its Subsidiaries, or Buyer.

(b)           Buyer shall have the right, at Buyer’s sole expense, to structure all or part of the transactions contemplated by this Agreement as a simultaneous or deferred (reverse) exchange allowed pursuant to Section 1031 of the Code and the Treasury Regulations promulgated thereunder (a “Like-Kind Exchange”); provided that any such Like-Kind Exchange would not materially delay, prohibit, prevent or restrict the Closing.  Notwithstanding any other provisions of this Agreement, in connection with effectuating a Like-Kind Exchange, Buyer shall have the right, at or prior to the Closing Date and at Buyer’s sole expense, to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a “qualified intermediary” (within the meaning of Treasury Regulation Section 1.1031(k)-1(g)(4)), a “qualified exchange accommodation titleholder” (within the meaning of Revenue Procedure 2000-37), or another person reasonably selected by Buyer for the purpose of satisfying the requirements of Section 1031 of the Code (each, an “Accommodator”).  In the event Buyer assigns the Assigned Rights to an Accommodator pursuant to this Section 6.7(b), then Buyer agrees to notify Seller in writing of such assignment reasonably in advance of the Closing Date.  In addition, should Buyer choose to effectuate a Like-Kind Exchange, the Parties agree to cooperate with one another in the completion of such an exchange, including the execution of all documents reasonably necessary to effectuate such a Like-Kind Exchange.  For the avoidance of doubt, the cost to the Parties in respect of drafting, reviewing and executing such documentation shall be Buyer’s sole expense.  Each of Seller and Buyer acknowledge and agree that any assignment of the Assigned Rights pursuant to this Section 6.7(b) shall not release a Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement.

Section 6.8            No Solicitation of Other Bids.  Seller and the Company shall not, and shall not authorize or permit any of their respective Affiliates or any of their respective representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller and the Company shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  Seller and the Company will promptly notify Buyer in the event that Seller or the Company or any of their respective Affiliates or any of their respective representatives receive any request for information or proposal relating to a potential Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Units or, except as permitted by Section 6.3 the assets of the Company.

Section 6.9            Intercompany Accounts.  At or prior to the Closing, Seller shall cause all intercompany accounts involving Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, to be settled.

Section 6.10          Equipment Leases.  At or prior to the Closing, Seller shall buy out in full all equipment leases used by the Business, all of which are listed on Schedule 6.10, other than any leases for the Company’s rail cars, all of which are listed on Schedule 6.10, which Buyer shall assume at Closing.

Section 6.11          Buyer Release.  Effective as of Closing, each of the Buyer Indemnified Parties does for itself, himself or herself release and absolutely forever discharge Seller and its officers, managers, directors, securityholders, Affiliates, employees, advisors and agents (each, a “Seller Released Party”) from and against all Buyer Released Matters.  “Buyer Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that any Buyer Indemnified Party now has, or at any time previously had, or shall or may have in the future, as a securityholder (whether direct or indirect), officer, manager, director, contractor, consultant or employee of the Company, arising by virtue of or in any matter related to any actions or inactions with respect to the Company or the Company’s affairs following the Closing Date, except for claims, demands, damages, debts, liabilities, obligations, costs, expenses, actions and causes of action arising under this Agreement.  It is the intention of each Buyer Indemnified Party in executing this release, and in giving and receiving the consideration called for herein, that the release contained in this Section 6.11 shall be effective as a full and final accord and satisfaction and general release of and from all Buyer Released Matters and the final resolution by each Buyer Indemnified Party and the Seller Released Parties of all Buyer Released Matters including accrued but unpaid distributions and payments in connection with a liquidation or change of control transaction.  Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 6.11 will not be effective so as to benefit a particular Seller Released Party in connection with any matter or event that would otherwise constitute a Buyer Released Matter, but involved fraud on the part of such Seller Released Party.  The invalidity or unenforceability of any part of this Section 6.11 shall not affect the validity or enforceability of the remainder of this Section 6.11 which shall remain in full force and effect.

Section 6.12          Seller Release.  Effective as of Closing, each of the Seller Indemnified Parties does for itself, himself or herself release and absolutely forever discharge the Company, Buyer and their respective officers, managers, directors, securityholders, Affiliates, employees, advisors and agents (each, a “Buyer Released Party”) from and against all Seller Released Matters.  “Seller Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, any Seller Indemnified Party now has, or at any time previously had, or shall or may have in the future, as a securityholder (whether direct or indirect), officer, manager, director, contractor, consultant or employee of the Company, arising by virtue of or in any matter related to any actions or inactions with respect to the Company or the Company’s affairs on or before the Closing Date, except (a) for claims, demands, damages, debts, liabilities, obligations, costs, expenses, actions and causes of action arising under this Agreement and (b) in the case of Seller Indemnified Parties who are or were directors, officers or employees of the Company or any of its Subsidiaries, for rights under indemnification provisions of the Organizational Documents of the Company or such Subsidiary, as applicable, and rights under any employment, equity incentive, bonus or other employment or compensation agreements or plans.  It is the intention of each Seller Indemnified Party in executing this release, and in giving and receiving the consideration called for herein, that the release contained in this Section 6.12 shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and the final resolution by each Seller Indemnified Party and the Buyer Released Parties of all Seller Released Matters including accrued but unpaid distributions and payments in connection with a liquidation or change of control transaction.  Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 6.12 will not be effective so as to benefit a particular Buyer Released Party in connection with any matter or event that would otherwise constitute a Seller Released Matter, but involved fraud on the part of such Buyer Released Party.  The invalidity or unenforceability of any part of this Section 6.12 shall not affect the validity or enforceability of the remainder of this Section 6.12 which shall remain in full force and effect.

Section 6.13          Non-Solicitation of Employees.  For two years following the Closing Date, Seller shall not directly or indirectly through any Affiliate, solicit for employment (whether as an employee, consultant or otherwise), hire or engage any executive officer or similar executive officer-level consultant to the Company who has any responsibility for or involvement with the Business, other than any employee of the Company listed on Schedule 6.13 who has not accepted an offer from Buyer of full time employment with the Company following the Closing; provided, however, that nothing in this Section 6.13 shall preclude Seller and its Affiliates and their respective officers, directors and employees from (A) soliciting any such individual who has not been employed by Buyer or its Affiliates for a period of at least six months prior to commencement of employment discussions between Seller, its Affiliates or their respective officers, directors or employees and such individual, or (B) making any general or public solicitation not targeted at employees of the Buyer or any of its Affiliates.

Section 6.14          Seller Parent Guaranty.

(a)           As a material inducement to the willingness of Buyer to enter into this Agreement, Seller Parent hereby unconditionally, absolutely and irrevocably (i) agrees to cause Seller to perform all of its obligations hereunder that are required to be performed at or following the Closing and (ii) guarantees all of the obligations of Seller that are required to be performed at or following the Closing pursuant to this Agreement (including Section 1.5(e), Section 6.5, Article IX and Section 11.3).  This guarantee is an unconditional guarantee of payment and of performance and not of collection.

(b)           Seller Parent hereby represents and warrants to Buyer:  (i) Seller Parent is a Delaware limited partnership and is in good standing under the laws of the State of Delaware.  Seller Parent has the full power and authority to execute and deliver this Agreement, and the other documents and instruments to be executed and delivered by Seller Parent pursuant hereto, and perform Seller Parent’s obligations hereunder and thereunder, and no further proceedings on the part of Seller Parent are necessary to approve and authorize the execution and delivery of this Agreement, or the other documents and instruments to be executed and delivered by Seller Parent pursuant hereto, and the performance of Seller Parent’s obligations hereunder.  This Agreement has been duly executed and delivered by Seller Parent and, assuming that this Agreement has been duly executed and delivered by the party seeking to enforce the Agreement, this Agreement constitutes the valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, except as such enforcement may be limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles; (ii) the execution and delivery of this Agreement by Seller Parent, and the other documents and instruments to be executed and delivered by Seller Parent pursuant hereto, and the performance of Seller Parent’s obligations hereunder and thereunder will not result in (i) any breach or violation of or default under any law, statute, regulation, judgment, or other Governmental Authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Seller Parent is a party or by which Seller Parent or any of Seller Parent’s properties or assets are bound, or (ii) the creation or imposition of any Liens on any of the Units, except in both cases for any breach, violation, default or Lien that would not reasonably be expected to interfere in any material respect with the performance by Seller Parent of Seller Parent’s obligations hereunder or the consummation of the transactions contemplated by this Agreement.  Seller Parent understands and acknowledges that Buyer is entering into this Agreement in reliance upon Seller Parent’s execution and delivery of this Agreement and the performance by Seller Parent of its obligations under this Section 6.14.

(c)           In the event Seller Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Seller Parent shall assume all of the obligations set forth in this Section 6.14.

Section 6.15          Buyer Parent Guaranty.

(a)           As a material inducement to the willingness of Seller and the Company to enter into this Agreement, Buyer Parent hereby unconditionally, absolutely and irrevocably (i) agrees to cause Buyer to perform all of its obligations hereunder that are required to be performed at or following the Closing and (ii) guarantees all of the obligations of Buyer that are required to be performed at or following the Closing pursuant to this Agreement (including Section 1.5(e), Section 6.5, Article IX and Section 11.3).  This guarantee is an unconditional guarantee of payment and of performance and not of collection.

(b)           Buyer Parent hereby represents and warrants to Buyer:  (i) Buyer Parent is a New Jersey corporation and is in good standing under the laws of the State of New Jersey.  Buyer Parent has the full power and authority to execute and deliver this Agreement, and the other documents and instruments to be executed and delivered by Buyer Parent pursuant hereto, and perform Buyer Parent’s obligations hereunder and thereunder, and no further proceedings on the part of Buyer Parent are necessary to approve and authorize the execution and delivery of this Agreement, or the other documents and instruments to be executed and delivered by Buyer Parent pursuant hereto, and the performance of Buyer Parent’s obligations hereunder.  This Agreement has been duly executed and delivered by Buyer Parent and, assuming that this Agreement has been duly executed and delivered by the party seeking to enforce the Agreement, this Agreement constitutes the valid and binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms, except as such enforcement may be limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles; (ii) the execution and delivery of this Agreement by Buyer Parent, and the other documents and instruments to be executed and delivered by Buyer Parent pursuant hereto, and the performance of Buyer Parent’s obligations hereunder and thereunder will not result in (i) any breach or violation of or default under any law, statute, regulation, judgment, or other Governmental Authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Buyer Parent is a party or by which Buyer Parent or any of Buyer Parent’s properties or assets are bound, or (ii) the creation or imposition of any Liens on any of the Units, except in both cases for any breach, violation, default or Lien that would not reasonably be expected to interfere in any material respect with the performance by Buyer Parent of Buyer Parent’s obligations hereunder or the consummation of the transactions contemplated by this Agreement.  Buyer Parent understands and acknowledges that the Seller and the Company are entering into this Agreement in reliance upon Buyer Parent’s execution and delivery of this Agreement and the performance by Buyer Parent of its obligations under this Section 6.15.

(c)           In the event Buyer Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer Parent shall assume all of the obligations set forth in this Section 6.15.

Section 6.16          Employees and Employee Benefit Plans.

(a)           Post-Closing Compensation and Benefits.  Buyer agrees that during the period commencing upon the Closing Date and ending on the first anniversary of the Closing Date, the Continuing Employees shall be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Closing Date, (2) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Closing Date (which, for the avoidance of doubt, shall exclude any equity and long-term incentive compensation that such employees may be eligible to receive pursuant to the Seller LTIP or otherwise), (3) pension and welfare benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer and (4) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employees immediately prior to the Closing Date.

(b)           Past Service Credit.  From and after the Closing Date, Buyer shall provide each Continuing Employee with service credit, for purposes of eligibility to participate, vesting, seniority and benefit accrual (including, without limitation, with respect to vacation, severance and service awards), under any benefit plan or program sponsored by Buyer or its Affiliates (each, a “Buyer Benefit Plan”) in which such Continuing Employee is eligible to participate, for all periods of employment with the Company prior to the Closing Date for which service was recognized by the Company immediately prior to the Closing Date (other than with respect to any newly adopted Buyer Benefit Plan for which past service credit is not granted to participants generally); provided, that such service shall not be recognized for purposes of (i) any defined benefit retirement plan, (ii) any Buyer Benefit Plan that is a frozen plan, (iii) retiree welfare benefits, or (iv) to the extent such recognition would result in duplication of benefits for the same period of service.

(c)           Bonus Payments.  Seller shall assume and retain (and be liable for the payment of) all liability for (i) the “AUSA Bonus Program” covering salaried employees of the Company set forth in Schedule 6.16(c) and (ii) the safe work performance bonus program (collectively, the “Bonus Programs”).  On the Closing Date, Seller shall pay each bonus-eligible Continuing Employee a pro-rata portion of the cash bonus to which he or she would otherwise be entitled to receive under the Bonus Programs in respect of the calendar year in which the Closing

Date occurs, for that portion of the calendar year in which the Closing Date occurs that has elapsed through the day immediately prior to the Closing Date, based on the target percentage of Seller’s proscribed formula for calculating bonuses for those pro rata periods of service under the Bonus Programs.

(d)           Defined Contribution Plans.  If requested by Buyer not less than five (5) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as Buyer may request to amend or terminate the Qualified Plans that are intended to be tax-qualified defined contribution plans and sponsored by Company or any of its Subsidiaries, effective as of no later than the day prior to the Closing Date.  The form and substance of such resolutions and any other actions taken in connection with the foregoing sentence shall be subject to the review and approval of Buyer, not to be unreasonably withheld.  If Buyer requests that the Company amend or terminate the Qualified Plans in accordance with the first sentence of this Section 6.16(d), then prior to the Closing Date, the Company and Buyer shall take any and all actions as may be required, including, to the extent that Buyer requests that the Company terminate the Qualified Plans, amendments to the tax-qualified defined contribution retirement plan designated by Buyer (the “Buyer 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the applicable Qualified Plan to the Buyer 401(k) Plan.  Each Continuing Employee shall become a participant in the Buyer 401(k) Plan as soon as administratively practicable following the Closing Date (giving effect to the service crediting provisions of Section 6.16(b)); it being agreed that the parties shall cooperate in good faith to minimize or eliminate any gap in participation in a tax-qualified defined contribution plan.

(e)           COBRA.  Buyer shall be solely responsible and liability for providing, or continuing to provide, heath care continuation coverage as required under COBRA with respect to any individual who experiences a COBRA “qualifying event” in connection with the transactions contemplated by this Agreement (excluding the Seller Retained Employees).

(f)            Liabilities with respect to AUSA Holding Company-Level Employees.  Effective prior to the Closing Date, Seller shall assume and remain solely liable for any and all liabilities and obligations with respect to the Seller Retained Employees (whether arising under the Company Benefit Plans or otherwise), which shall be considered Excluded Liabilities.

(g)           No Third Party Rights or Amendment to Benefit Plans.  Nothing in this Agreement shall be construed to grant any employee or Continuing Employee a right to continued employment by, or to receive any payments or benefits from, Buyer or Company or their respective Affiliates or through any employee benefit plan.  This Agreement shall not limit Buyer’s or and of its Affiliates’ ability or right to amend or terminate any benefit or compensation plan or program of Buyer or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan.  This Section 6.16 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 6.16, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of the Company or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 6.16.

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING

Section 7.1            Conditions to Each Party’s Obligations.  The respective obligations of Buyer, the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by Buyer, the Company and Seller at or prior to the Closing Date of the following conditions:

(a)           no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement; and

(b)           all waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

Section 7.2            Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver in writing by Buyer at or prior to the Closing Date of the following conditions:

(a)           (i) each of the representations and warranties of the Company and Seller contained in Article II and Article III of this Agreement (other than the Fundamental Representations) which are qualified as to materiality shall be true and correct as of the Signing Date and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), and (ii) each of the representations and warranties of the Company and Seller contained in Article II and Article III of this Agreement (other than the Fundamental Representations) which are not qualified as to materiality shall be true and correct in all material respects as of the Signing Date and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date); provided, that the Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the Signing Date, and at and as of the Closing as if made anew at such time.

(b)           the Company and Seller shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)           the Company shall have delivered to Buyer a certificate dated the Closing Date, certifying that the conditions specified in Section 7.2(a) (with respect to the Company’s representations and warranties) and Section 7.2(b) (with respect to the Company’s covenants and obligations) have been fulfilled;

(d)           Seller shall have delivered to Buyer a certificate dated the Closing Date, certifying that the conditions specified in Section 7.2(a) (with respect to Seller’s representations and warranties) and Section 7.2(b) (with respect to Seller’s covenants and obligations) have been fulfilled;

(e)           there shall not have occurred a Material Adverse Effect on the Company; and

(f)            each item required to be executed and delivered to Buyer pursuant to Section 1.4(a) shall have been so executed and delivered.

Section 7.3            Conditions to Obligations of Seller.  The obligation of Seller and the Company to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver in writing by Seller and the Company at or prior to the Closing Date of the following conditions:

(a)           each of the representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct as of the Signing Date and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) except and to the extent that the failure to be so true and correct would not reasonably be expected to interfere in any material respect with the performance by Buyer of Buyer’s obligations hereunder or the consummation of the transactions contemplated by this Agreement;

(b)           Buyer shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)           Buyer shall have delivered to Seller a certificate dated the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled; and

(d)           each item required to be executed and delivered to Seller or the Company pursuant to Section 1.4(b) shall have been so executed and delivered.

ARTICLE VIII
TERMINATION

Section 8.1            Termination.

(a)           This Agreement may be terminated at any time prior to the Closing only as follows:

(i)            by mutual written consent of the Parties;

(ii)           by Buyer if there has been a material breach by Seller or the Company of any representation, warranty, agreement or covenant of Seller or the Company contained in this Agreement which has prevented the satisfaction of any of the conditions of Buyer to consummate the transactions contemplated by Section 7.1 or Section 7.2 this Agreement and, if such breach is of a character that is capable of being cured, such breach has not been cured by Seller or the Company, as the case may be, within thirty (30) days after written notice thereof from Buyer;

(iii)          by Seller or the Company if there has been a material breach by Buyer of any representation, warranty, agreement or covenant of Buyer contained in this Agreement which has prevented the satisfaction of any of the conditions of Seller or the Company to consummate the transactions contemplated by Section 7.1 or Section 7.3 of this Agreement and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller or the Company;

(iv)          by Buyer, Seller or the Company if any injunction, order or decree is issued by any Governmental Authority materially restraining or prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, order or decree has become final and nonappealable; or

(v)           by Buyer, Seller or the Company, if the Closing shall not have taken place on or before November 24, 2017 (the “Initial Outside Date”); provided, that in the event that at the Initial Outside Date, all of the conditions in Article VII other than Section 7.1(b) have been satisfied, or have been waived by Buyer, Seller or the Company, then Buyer, Seller or the Company may extend the Initial Outside Date to a date no later than February 24, 2018 (the “Extended Outside Date”); provided, however, that the right to terminate or extend this Agreement pursuant to this Section 8.1(a)(v) shall not be available to Buyer, Seller or the Company, as applicable, if Buyer, Seller and/or the Company, respectively, at the time that such termination or extension is sought, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

Section 8.2            Effect of Termination.  In the event of termination pursuant to Section 8.1, written notice thereof shall forthwith be given to Buyer, Seller or the Company, as applicable, and the transactions contemplated by this Agreement will be terminated without further action by any Party.  If the transactions contemplated by this Agreement are terminated as provided herein, this Agreement will become null and void and of no further force or effect, except for Section 6.6 (Publicity), Section 8.1 (Termination) and Article XI; provided that nothing in Section 8.1 will be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement, or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

Section 8.3            Reverse Termination Fee

(a)           In the event that (i) this Agreement is terminated pursuant to Section 8.1(a)(v), (ii) neither Seller nor its Affiliates materially breached their obligations under Section 6.1 and (iii) the only condition to Closing that is not satisfied (or could be satisfied) is Section 7.1(b) because Buyer would not agree or commit to sell, license, dispose of, hold separate or operate in any specified manner any of Buyer’s, the Company’s or any of their respective Affiliates’ or Subsidiaries’ quarries that are located in Georgia, then Buyer shall, by way of compensation, pay to the Company the Reverse Termination Fee by wire transfer (to an account designated by the Company) of immediately available funds (x) prior to or concurrently with such termination in the event of a termination by Buyer or (y) no later than the fifth (5th) Business Day following such termination in the event of a termination by Seller or the Company.  In no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion.  The Parties acknowledge that the Reverse Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement, which amount would otherwise be impossible to calculate with precision.

(b)           Except in the case of any fraud or willful breach of this Agreement, in any circumstance in which Seller receives the Reverse Termination Fee in full pursuant to Section 8.3(a), receipt of the Reverse Termination Fee shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer and their respective officers, managers, directors, securityholders, Affiliates, employees, advisors and agents for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement, the transactions contemplated hereby, and upon receipt of the Reverse Termination Fee, none of these parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby, whether in equity or at law, in contract, in tort or otherwise.

ARTICLE IX
INDEMNIFICATION

Section 9.1            Survival of Representations and Warranties.  (a) The representations and warranties set forth (i) in Section 2.1 (Authorization), Section 2.2 (Title to Units), Section 2.4 (Brokers), Section 3.1 (Organizational Status of the Company; Authorization), Section 3.3(a) (Capitalization of the Company) and Section 3.18 (Brokers) (the representations in clause (i) are referred to as the “Fundamental Representations”) and (ii) in Section 4.1 (Organizational Status and Authority) and Section 4.5 (Brokers) shall survive forever and (b) all covenants and agreements of the Parties made in this Agreement to be performed after Closing shall survive in accordance with their terms and (c) all covenants and agreements of the Parties made in this Agreement to be performed prior to Closing shall survive for ninety (90) days following the Closing.  No claim for indemnification pursuant to Section 9.2(a) or Section 9.3(a) based on the inaccuracy or breach, or alleged inaccuracy or breach, of a representation, warranty, agreement or covenant may be asserted after the date on which such representation, warranty, agreement or covenant expires hereunder.

Section 9.2            Indemnification by Seller.

(a)           After the Closing and subject to the limitations set forth in this Agreement, Seller will indemnify and hold harmless Buyer and its Affiliates (including the Company), officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any loss, liability (including, without limitation, strict liability),Tax, deficiency, damage, expense, cost (including costs of investigation and defense and reasonable attorneys’ and other professional fees), judgments, fines and amounts paid in settlement whether or not involving a third-party claim (collectively, “Losses”), to the extent arising from or based upon:

(i)            any inaccuracy of any Fundamental Representations made by Seller in this Agreement;

(ii)           any inaccuracy of any Fundamental Representations made by the Company and its Subsidiaries in this Agreement

(iii)          any breach of, or failure to perform, any covenant or obligation of Seller or the Company contained in this Agreement; and

(iv)          any Excluded Liabilities.

(b)           Seller shall have no liability pursuant to Section 9.2(a) except with respect to, and solely with respect to, those claims made by the Buyer Indemnified Parties by delivery of a proper notice of such claims in accordance with this Article IX to Seller before the expiration of the applicable survival period set forth in Section 9.1.  In no event shall the Buyer Indemnified Parties be entitled to recover pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) for Losses that in the aggregate exceed the amount of the aggregate Purchase Price paid by Buyer (other than for Losses as a result of or involving fraud).

Section 9.3            Indemnification by Buyer.

(a)           Subject to the limitations set forth in this Agreement, Buyer will indemnify and hold harmless Seller and its Affiliates, officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any Losses, to the extent arising from or based upon:

(i)            any inaccuracy of any representation or warranty made by Buyer contained in Section 4.1 (Organizational Status and Authority) and Section 4.5 (Brokers) of this Agreement; and

(ii)           any breach of, or failure to perform, any covenant or obligation of Buyer contained in this Agreement.

(b)           Buyer shall have no liability with respect to Section 9.3(a) except with respect to, and solely with respect to, those claims made by the Seller Indemnified Parties by delivery of a proper notice of such claims in accordance with this Article IX to Buyer before the expiration of the applicable survival period set forth in Section 9.1.  In no event shall the Seller Indemnified Parties be entitled to recover pursuant to Section 9.3(a)(i) for Losses that in the aggregate exceed the amount of the aggregate Purchase Price paid by Buyer (other than for Losses as a result of or involving fraud).

Section 9.4            Procedure for Indemnification.

(a)           Third-Party Claims.  Promptly (but in no event more than twenty (20) days) after receipt by a Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) under Section 9.2 or Section 9.3 of written notice of the commencement of any third party claim against it (“Third-Party Claim”), such Indemnified Party will, if a claim is to be made by such Indemnified Party against a party (the “Indemnifying Party”) under Section 9.2 or

Section 9.3, give notice to the Indemnifying Party of the commencement of such Third-Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.  If any such Third-Party Claim is brought against an Indemnified Party and it gives notice to the Indemnifying Party of such Third-Party Claim, the Indemnifying Party will be entitled to participate in such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim.  If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Third-Party Claim unless such settlement, compromise or judgment includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim.  In no event shall an Indemnified Party consent to the entry of judgment or enter into any compromise or settlement with respect to a Third-Party Claim for which it is seeking or will seek indemnification without the prior written consent of the Indemnifying Party.

(b)           Other Claims.  A claim for indemnification for any Losses not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.  Such notice shall be provided to the Indemnifying Party within thirty (30) days of the date on which the Indemnified Party first incurs or becomes aware that it may incur such Losses.  If the Indemnifying Party disputes its liability with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute prior to pursuing other remedies.

Section 9.5            Other Matters.

(a)           Notwithstanding anything in this Agreement to the contrary, for purposes of the parties’ indemnification obligations under this Article IX all of the representations and warranties set forth in this Agreement that are qualified as to “materiality,” “Material Adverse Effect,” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred, and (ii) the amount of Losses arising out of or relating to any such breach of representation or warranty.

(b)           Each Indemnified Party shall make commercially reasonably efforts to mitigate any Losses that an Indemnified Party asserts under this Article IX.  In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, the Indemnifying

Party shall not be required to indemnify any Indemnified Party for any Loss that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

(c)           Any claim for indemnification under this Agreement shall, to the extent practicable, describe the claim in reasonable detail and indicate the estimated amount of such claim.

(d)           The amount of any Losses for which indemnification is provided under this Article IX shall be reduced by any net Tax benefit actually realized by the Indemnified Party from the incurrence or payment of any such Losses, and shall be increased by any Tax costs arising from the receipt or accrual by the Indemnified Party of any such indemnification payment, subject to Section 9.5(e).

(e)           Any indemnification payable under this Article IX and any payment made pursuant to Section 1.5 shall, to the extent permitted by law, be treated as an adjustment to the Purchase Price for Tax purposes.

(f)            Notwithstanding anything to the contrary contained in this Agreement, the Buyer Indemnified Parties shall have no right to indemnification under Section 9.2(a) with respect to any Losses if the matter forming the basis for such Losses shall have been expressly taken into account in the determination of the Final Closing Net Working Capital, the Final Transaction Expenses, the Final Closing Date Cash, the Final Closing Date Indebtedness or the Purchase Price, as adjusted.

Section 9.6            EXCLUSIVE REMEDIES; WAIVER OF CERTAIN DAMAGES.  FROM AND AFTER THE CLOSING, THE REMEDIES OF THE PARTIES SPECIFICALLY PROVIDED FOR BY THIS ARTICLE IX, AND SECTION 11.12 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR THE SUBJECT MATTER PROVIDED THEREIN; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF IN CONNECTION WITH ANOTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT.  IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, AND CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL IN NO WAY LIMIT THE RIGHTS OR OBLIGATIONS OF THE PARTIES WITH RESPECT TO ANY SUCH DAMAGES INCLUDED IN ANY THIRD PARTY CLAIM.  NO LIMITATION IN THIS SECTION 9.6 SHALL APPLY TO ANY LOSS WITH RESPECT TO, AS A RESULT OF OR INVOLVING, FRAUD ON THE PART OF SELLER OR THE COMPANY.

ARTICLE X
POST-CLOSING MATTERS

Section 10.1          Taxes.  The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a)           Cooperation on Tax Matters.

(i)            Buyer, the Company and Seller shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any Tax Proceeding.

(ii)           Buyer, the Company and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b)           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) imposed with respect to the purchase of the Units by Buyer from Seller pursuant to this Agreement shall be paid 50% by Buyer and 50% by Seller.  The party responsible under applicable law for filing the Tax Returns with respect to such transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Returns to the other party.  For the avoidance of doubt, Buyer shall be responsible for causing the Company and any of its Subsidiaries to prepare and timely file such Tax Returns to the extent the Company or any Subsidiary is responsible under applicable law for filing such Tax Returns following the Closing Date.  Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any transfer Taxes.

(c)           Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Company or its Subsidiaries), on the other hand, are parties, and none of Seller, or any of its Affiliates, or the Company shall have any rights or obligations thereunder after the Closing.

Section 10.2          Preservation of Books and Records.  For a period of seven (7) years from the Closing Date or such longer time as may be required by law:

(a)           Buyer shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records of the Company and its Subsidiaries relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) days prior to the proposed date of such disposition or destruction.

(b)           Buyer shall, and shall cause its Affiliates to, allow Seller and its agents reasonable access to the Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or, at Buyer’s option, at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to retain and make copies of any Books and Records; provided that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Buyer’s business or the Business.

(c)           Buyer shall, and shall cause its Affiliates to, make reasonably available to Seller and its Affiliates upon reasonable notice by Seller and at reasonable times and upon written request (i) Buyer’s or its Affiliates’ personnel to assist Seller in locating and obtaining any Books and Records, and (ii) any of Buyer’s or its Affiliates’ personnel whose assistance or participation is reasonably required by Seller or any of its Affiliates in anticipation of, or preparation for, existing or future Proceedings relating to Taxes or otherwise in which Seller or any of its Affiliates are involved, subject to Seller reimbursing Buyer for reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 10.2.

Section 10.3          Director and Officer Indemnification.

(a)           Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of the Company (including those provided in the Organizational Documents of the Company), and each of the foregoing who served as a director, shareholder, manager, officer, member, partner, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, in their capacities as such and not as stockholders and/or equity holders of the Company or otherwise (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), as the case may be, shall survive the Closing, and shall continue in full force and effect for a period of six (6) years after the Closing Date.

(b)           Prior to the Closing, the Company may and, if the Company is unable to and at Seller’s request, Buyer shall, in each case, at Seller’s expense, cause the Company as of the Closing to obtain and fully pay for “tail” insurance policies with a claims period of at least two (2) years from and after the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with the transactions contemplated by this Agreement).  If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, at Seller’s request, the Company shall, and Buyer shall cause the Company to, in each case, at Seller’s expense, continue to maintain in effect for a period of at least two (2) years from and after the Closing the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Company shall, and Buyer shall cause the Company to, use reasonable best efforts to purchase comparable D&O Insurance for such two (2) year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Buyer or the Company (at Seller’s expense) be required to expend for such policies an annual premium amount in excess of two hundred and fifty percent (250)% of the annual premiums currently paid by the Company for such insurance and; provided, further that if the annual premiums of such insurance coverage exceed such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)           The provisions of this Section 10.3 shall survive the consummation of the transactions contemplated herein and expressly are intended to benefit, and are enforceable by, each Company Indemnified Party.

(d)           If after Closing Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 10.3.

ARTICLE XI
GENERAL PROVISIONS; MISCELLANEOUS

Section 11.1          Modification; Waiver.  This Agreement may be modified only by a written instrument executed by Buyer, the Company and Seller.  Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the Party or Parties entitled to the benefits thereof.

Section 11.2          Entire Agreement.  This Agreement, including the Disclosure Schedules and exhibits hereto, the documents, instruments and schedules referred to herein and all other documents dated as of the Signing Date and on the Closing, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof; provided, however, that this Agreement does not supersede the Confidentiality Agreements, the terms and conditions of which the Parties hereby expressly reaffirm.

Section 11.3          Expenses.  Except as expressly provided herein (including with respect to Transaction Expenses), whether or not the transactions contemplated herein shall be consummated, each Party shall pay its own expenses incident to the preparation of this Agreement and the negotiation and consummation of the transactions contemplated by this Agreement.

Section 11.4          Further Actions.  Each Party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby.

Section 11.5          Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL Express or Federal Express), one (1) Business Day after mailing; (c) if sent by facsimile or e-mail transmission, when transmitted and receipt is confirmed by the recipient by telephone or facsimile or e-mail transmission; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to the Company (prior to Closing), Seller Parent or Seller:

Aggregates USA, LLC
3300 Cahaba Road, Suite 320
Birmingham, Alabama 35223
Facsimile:  (205) 777-6400
E-Mail:  billniketas@aggregatesusa.com
Attention:  Bill Niketas, Chief Executive Officer

and

SPO Partners II, L.P.
591 Redwood Highway, Suite 3215
Mill Valley, California 94941
Facsimile:  (415) 383-5126
E-Mail:  kim.silva@spopartners.com
Attention:  Kim Silva

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, 21st Floor
Los Angeles, California 90067-1725
Facsimile:  (310) 712-8800
E-Mail:  resslera@sullcrom.com

oneillr@sullcrom.com

Attention:  Alison S. Ressler and Rita-Anne O’Neill

If to Buyer Parent or Buyer:

Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35223
E-Mail:  perkinsj@vmcmail.com
Attention:  Jerry Perkins, General Counsel and Secretary

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:  212-403-2000
E-Mail:  IKirman@wlrk.com
Attention:  Igor Kirman

or to such other address or to such other Person as any Party has last designated by notice to the other Parties.

Section 11.6          Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without (i) the prior written consent of Seller in the case of an assignment by Buyer, except that Buyer may assign this Agreement (a) to Buyer Parent or one of Buyer Parent’s Subsidiaries without Seller’s prior written consent and (b) pursuant to Section 6.7(b), (ii) the prior written consent of Buyer in the case of an assignment by Seller and (iii) the prior written consent of each of the other Parties in the case of an assignment by the Company.  No assignment shall release the assigning Party of its obligations and liabilities under this Agreement.

Section 11.7          No Third-Party Beneficiaries.  Except for the provisions of Article IX and Section 10.3, which are intended to be enforceable by the Persons respectively referred to therein, nothing in this Agreement shall confer any rights upon any Person that is not a Party or a successor or permitted assignee of a Party to this Agreement.

Section 11.8          Counterparts.  This Agreement may be executed in counterparts, all of which shall together constitute one and the same instrument.

Section 11.9          Rules of Construction.

(a)           All references in this Agreement to Sections, Exhibits and Schedules are references to Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.  The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)           The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears.  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  The definitions given in this Agreement apply equally to both the singular and plural forms of the terms defined.  Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(c)           Each Party acknowledges that such Party and its attorney(s) have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)           The section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provision hereof.

(e)           All references to currency herein shall be to, and all payments required hereunder shall be paid in, US dollars.

Section 11.10       Governing Law; JURY WAIVER.

(a)           THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRE THE SUBSTANTIVE LAWS OF ANOTHER STATE TO APPLY.

(b)           THE PARTIES HEREBY AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 11.11       Consent to Jurisdiction and Forum Selection.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT THEREIN IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.12       Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives any requirement for securing or posting of any bond in connection with such remedy.  Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 11.13       Disclosure Schedules.  The schedules to this Agreement are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of such schedules as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent on its face.  Additionally, for each of the schedules, the mere inclusion of an item in such schedules as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect that such item actually constitutes noncompliance with, or a violation of, any law, Governmental Authorization or Contract or other topic to which such disclosure is applicable or that such item is outside the ordinary course of business; furthermore, without limiting the generality of the foregoing, the mere inclusion of a Contract on Schedule 3.9(a) does not mean that such Contract is a Material Contract.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.  Capitalized terms used in the Disclosure Schedules, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER:

VULCAN CONSTRUCTION MATERIALS, LLC

By:	/s/ Stan Bass
Name:	Stan Bass
Title:	Vice President

BUYER PARENT (SOLELY FOR PURPOSES OF SECTION 6.15):

VULCAN MATERIALS COMPANY

By:	/s/ Stan Bass
Name:	Stan Bass
Title:	Chief Growth Officer

COMPANY:

AGGREGATES USA, LLC

By:	/s/ Bill A. Niketas
Name:	Bill A. Niketas
Title:	CEO

SELLER PARENT (SOLELY FOR PURPOSES OF SECTION 6.14):

SPO PARTNERS II, L.P.

By:	/s/ Eli J. Weinberg
Name:	Eli J. Weinberg
Title:	Senior Vice President and Secretary

[Signature page to Membership Interest Purchase Agreement]

SELLER:

AGGREGATES USA HOLDINGS SUB, LLC

By:	/s/ Bill A. Niketas
Name:	Bill A. Niketas
Title:	CEO

[Signature page to Membership Interest Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Accounts Receivable” means all trade accounts, notes receivable and other miscellaneous receivables of the Business as of the Closing Date arising out of the sale or other disposition of goods or services of the Business.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise.

“Business” means the business of construction aggregates mining, production, distribution and sale conducted by Seller and its Subsidiaries, including the business of the Company as historically conducted by Seller and its Subsidiaries, up until immediately prior to the Closing.

“Business Day” means any day other than Saturday, Sunday or any day on which banks located in New York, NY are authorized to be closed for the conduct of regular banking business.

“Closing Date Cash” means the aggregate amount of cash and cash equivalents (including any short term investments) of the Company as of the opening of business, New York time, on the Closing Date.  Closing Date Cash shall (a) without duplication be calculated net of issued but uncleared checks and drafts as of the Closing except to the extent liabilities associated with such uncleared checks and drafts are included in the calculation of Closing Net Working Capital, (b) include checks and other wire transfers and drafts deposited for the account of the Company as of the Closing except to the extent such checks, drafts and wire transfers are included in the calculation of Closing Net Working Capital, and (c) exclude any cash or cash equivalents that are not freely useable or distributable due to limitations on use or distribution under any applicable law.

“Closing Date Indebtedness” means the aggregate amount of (a) all Indebtedness of the Company and (b) all Indebtedness of Seller that encumbers the Units as of the opening of business, New York time, on the Closing Date.

“Closing Net Working Capital” means the Net Working Capital, on a pro forma basis, as of the opening of business, New York time, on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confirmation Sites” means Augusta, Watauga, Abingdon, Forks of the River, Tri-Cities Airport and such other sites of the Company and its Subsidiaries as may be mutually agreed to by the parties in writing.

“Continuing Employee” means each current employee of the Company or any of its Subsidiaries, as of the Closing Date (which for the avoidance of doubt shall not include the employees of Seller identified in Schedule A of the Company Disclosure Schedules (the “Seller Retained Employees”).

“Contract” means any agreement, lease, purchase order or contract, or other legally binding commitment, arrangement, obligation, undertaking or understanding of any nature, whether written or oral, other than Company Benefit Plans, Governmental Authorizations or insurance policies.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of May 1, 2015, among the Company, certain of its Subsidiaries, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of June 30, 2016.

“Disclosure Schedules” means the disclosure schedules delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Environmental Laws” means all federal, state and local laws, permits, policies and guidance documents of any Governmental Authority relating to the protection of human health (as it relates to any Hazardous Substance) or the environment, including: (a) all requirements pertaining to the existence, handling, use, generation, treatment, storage, reporting, licensing, permitting, investigation, and remediation of emissions, discharges, or releases, of Hazardous Substances; (b) all requirements pertaining to the protection of the health of employees or the public with respect to Hazardous Substance exposure; (c) all environmental aspects of laws regulating mining and quarrying activities (as may be applicable); and (d) all laws pertaining to pollution or protection of the environment (including “wetlands,” “waters of the United States,” “State-owned bottoms” or “subaqueous bottoms” (as defined by the U.S. Army Corps of Engineers or any other Governmental Authority of competent jurisdiction)), and any regulation, code, order, decree, judgment or injunction related thereto in effect on or prior to the Closing Date, including: (1) The Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; (2) The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. § 4611; 42 U.S.C. § 9601 et seq.; (3) The Superfund Amendments and Reauthorization Act of 1986; (4) The Clean Air Act, 42 U.S.C. § 7401 et seq.; (5) The Clean Water Act, 33 U.S.C. § 1251 et seq.; (6) The Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; (7) The Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (8) The Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; or (9) any other similar federal, state, or local (as applicable) laws.

“Environmental Liabilities” means any loss, liability (including strict liability), claim, damage, expense, remediation cost or obligation arising from or under any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that is required to be aggregated together with Seller or the Company under Section 4001 of ERISA or Section 414 of the Code.

“Estimated Net Working Capital Adjustment” means the upward or downward adjustment to be made to the Estimated Purchase Price in the event that the Estimated Closing Net Working Capital:  (1) exceeds the Target Net Working Capital, in which case the Estimated Purchase Price shall be increased by the full amount of such excess, or (2) is less than the Target Net Working Capital, in which case the Estimated Purchase Price shall be decreased by the full amount of such deficiency.  In the event that the Estimated Closing Net Working Capital is equal to the Target Net Working Capital, there shall be no Estimated Net Working Capital Adjustment.

“Final Closing Date Cash” means the definitive Closing Date Cash agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 1.5(c) or resulting from the determinations made by the Neutral Auditor in accordance with Section 1.5(d) (in addition to those items theretofore agreed to by Seller and Buyer).

“Final Closing Date Indebtedness” means the definitive Closing Date Indebtedness agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 1.5(c) or resulting from the determinations made by the Neutral Auditor in accordance with Section 1.5(d) (in addition to those items theretofore agreed to by Seller and Buyer).

“Final Closing Net Working Capital” means the definitive Closing Net Working Capital agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 1.5(c) or resulting from the determinations made by the Neutral Auditor in accordance with Section 1.5(d) (in addition to those items theretofore agreed to by Seller and Buyer).

“Final Transaction Expenses” means the definitive Transaction Expenses agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 1.5(c) or resulting from the determinations made by the Neutral Auditor in accordance with Section 1.5(d) (in addition to those items theretofore agreed to by Seller and Buyer).

“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

“Governmental Authority” means any federal, state, local or foreign judicial, legislative, executive, or regulatory authority or agency, or any subdivision thereof, or any authority, department, commission, board, bureau, agency, court, arbitration panel or instrumentality.

“Governmental Authorizations” means approvals, licenses, permits, authorizations, qualifications, orders and certificates from Governmental Authorities used in conducting the Business and owning and operating the assets of the Business.

“Hazardous Substance” means any pollutant, contaminant, chemical, waste, material or substance in the form defined as toxic or hazardous by any Environmental Law, that causes injury to the environment and subjects the Company to Environmental Liability, and includes asbestos-containing material, polychlorinated biphenyls and petroleum products.

“Indebtedness” means, with respect to any Person at any date, without duplication:  (a) all obligations of such Person for borrowed money (excluding any inter-company obligations for borrowed money, any trade payables, accounts payable and any other current liabilities reflected in the calculation of Closing Net Working Capital); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (c) all obligations in respect of letters of credit, solely to the extent drawn prior to Closing, and bankers’ acceptances issued for the account of such Person; (d) any accrued interest, prepayment premiums or penalties related to any of the foregoing; (e) any obligations under capital or finance leases; (f) any amounts due under such Person’s profit sharing or similar plans; (g) any obligations under swaps, collars, caps, hedges or similar instruments; and (h) any indebtedness or obligations of another Person of the type referred to in the foregoing clauses (a) through (g) that is guaranteed by such Person.

“Intellectual Property” means intellectual property rights under statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, domain names, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Inventory” means all finished goods inventories and all work in process.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company,” or any phrase of similar import means the actual knowledge of Bill Niketas, Ben Buchanan, and Tony Crimi, after reasonable inquiry.

“Latest Balance Sheet” means the balance sheet of the Company as of December 31, 2016.

“Liens” means any liens, security interests, adverse claims, adverse interests or other encumbrances affecting title.

“Material Adverse Effect” means any change, event, effect, development or occurrence that has had, or would be reasonably expected to have, individually or in the aggregate, (a) a materially adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or operating results of the Company and its Subsidiaries, taken as a whole; or (b) an effect that would reasonably be expected to interfere in any material respect with the performance by Seller or the Company of their respective obligations hereunder or the consummation of the transactions contemplated by this Agreement; provided, however, that in the case of this clause (a) none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  any adverse change, event, effect, development or occurrence arising from or relating to (i) general economic conditions, including such conditions related to the Business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in any law or industry standard, (v) the failure of the Company to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the causes underlying or contributing to such failure may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (vii) any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees or suppliers proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement and (viii) changes generally applicable to the industry of construction aggregates mining, production, distribution and sale, unless in the case of clause (i), (ii), (iii), (iv) or (viii), any such change, event, effect, or development has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies which conduct business in the same industries or geographies as the Company.

“Net Working Capital” means, at any date, the difference between the current assets of the Company and the current liabilities of the Company (excluding the Excluded Liabilities), applied consistently in the manner applied in the Financial Statements and consistent with Schedule 1.5(b), exclusive of intercompany accounts and cash; provided, however, that current assets and current liabilities shall not include any Transaction Expenses or any asset or liability (current or deferred) for federal or state income Taxes.

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, and (c) with respect to a limited liability company, the articles of organization (or equivalent document) and limited liability company agreement, or similar operational document.

“Permitted Liens” means (a) real estate or other Taxes, assessments and other governmental levies, fees or charges imposed with respect to the Company that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) zoning, building codes, and other land use laws regulating the use or occupancy of the Facilities or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Facilities; (c) matters that are the obligations of tenants, subtenants or other occupants (in each case, other than Seller or its Subsidiaries) of any portion of the Facilities under any Real Property Lease, sublease, license or other occupancy agreement; (d) mortgages, deeds of trust or security interests related to Indebtedness reflected on the consolidated financial statements of Aggregates USA Holdings, LLC, except for any such mortgages, deeds of trust or security interests of the Company that is not paid in full and released at Closing; (e) mechanic’s Liens and similar Liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing; (f) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (g) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Facilities which do not or would not materially impair the use or occupancy of such Facilities in the operation of the business conducted thereon; and (i) those matters listed on Schedule 3.6(a).

“Person” means any natural person, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other such entity.

“Proceeding” means an action, arbitration, audit, hearing, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Remedial Action” means any action or proceeding to (i) contain, clean up, remove, treat, remediate or in any other way address any Hazardous Substances, (ii) correct or prevent an environmental claim resulting from the prior treatment, storage or disposal of Hazardous Substances or to recover the cost of either by a Governmental Authority or third party, (iii) remove any fill or implement any remediation, restoration or mitigation that may be required in connection with any dredging, filling or disturbance activities in any wetland or wetlands, as those terms are defined under applicable federal and state laws and regulations, (iv) perform pre-remedial studies and investigations or post-remedial monitoring and care, (v) respond to any request by any Governmental Authority for information relating to containment, clean-up, removal, treatment, remediation or other addressing of Hazardous Substances, or (vi) to correct (including any capital expenditure) or prevent a condition of noncompliance with Environmental Laws.

“Reverse Termination Fee” means $18,000,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

“Target Net Working Capital” means $37,265,474.

“Tax” or “Taxes” means any tax of any kind, including all federal, state, local and foreign income taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, alternative, environmental, inventory, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property (real or personal) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or additional amounts imposed with respect thereto.

“Tax Proceeding” means any audit, action, claim, suit, arbitration, inquiry, litigation, investigation or other administrative or judicial proceeding by or against any taxing authority.

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all fees, costs, expenses or other amounts payable by or on behalf of the Company to any Person in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including:  (a) the fees, costs and expenses of any outside legal counsel, investment bankers, accountants or other advisors (including any amounts payable to the brokers); (b) any transaction, retention, success, change of control or other similar bonuses payable to any employee or director of the Company upon the Closing (whether pursuant to a Company Benefit Plan, an employment Contract or otherwise and including the portion of any payroll Taxes payable by the employer with respect thereto); and (c) any payments to be made pursuant to or upon the termination of any related party agreements (including any accrued and unpaid management, consulting, service fees and expenses thereunder), in each of the foregoing cases, that have not been paid prior to the Closing.  Notwithstanding anything contained herein to the contrary, none of the foregoing fees, costs, expenses or other amounts shall be (x) counted twice in the determination of the amount of Transaction Expenses, or (y) included in Transaction Expenses to the extent (1) paid at or prior to the opening of business, New York time, on the Closing Date or (2) included as a current liability in the calculation of Closing Net Working Capital.

In addition to the terms set forth above, the following terms shall have the meanings assigned to them in the provisions of this Agreement shown in the table below:

Defined Term	Location in Agreement

Accommodator	Section 6.7(b)
Acquisition Proposal	Section 6.8
Agreement	Preamble
Allocation	Section 1.6
Assigned Rights	Section 6.7(b)
Base Purchase Price	Section 1.2(a)(i)
Bonus Programs	Section 6.16(c)
Books and Records	Section 10.2(a)
Buyer	Preamble
Buyer 401(k) Plan	Section 6.16(d)
Buyer Benefit Plan	Section 6.16(b)
Buyer Indemnified Parties	Section 9.2(a)
Buyer Parent	Preamble

Buyer Released Matters	Section 6.11
Buyer Released Party	Section 6.12
Buyer’s Allocation	Section 1.6
Clean-Team Agreement	Section 6.4
Closing	Section 1.3
Closing Date	Section 1.3
Closing Statement	Section 1.5(b)
COBRA	Section 3.10(d)
Company	Preamble
Company Benefit Plan	Section 3.10(a)
Company Group	Section 5.1
Company Indemnified Party	Section 10.3(a)
Confidential Information	Section 6.5(b)
Confidentiality Agreement	Section 6.4
D&O Insurance	Section 10.3(b)
Dispute Notice	Section 1.5(c)
Estimated Closing Date Cash	Section 1.5(a)
Estimated Closing Date Indebtedness	Section 1.5(a)
Estimated Closing Net Working Capital	Section 1.5(a)
Estimated Purchase Price	Section 1.2(b)
Estimated Transaction Expenses	Section 1.5(a)
Excluded Liabilities	Section 1.7
Extended Outside Date	Section 8.1(a)(v)
Facilities	Section 3.6(a)
Financial Statements	Section 3.4(a)
Fundamental Representations	Section 9.1
HSR Act	Section 2.3(b)
Indemnified Party	Section 9.4(a)
Indemnifying Party	Section 9.4(a)
Initial Outside Date	Section 8.1(a)(v)
Interim Financial Statements	Section 3.4(a)
Leased Personal Property	Section 3.8
Like-Kind Exchange	Section 6.7(b)
Losses	Section 9.2(a)
Material Contracts	Section 3.9(a)
Multiemployer Plan	Section 3.10(f)
Multiple Employer Plan	Section 3.10(f)
Net Working Capital Adjustment	Section 1.5(e)(i)
Neutral Auditor	Section 1.5(d)
Other Regulatory Laws	Section 6.1(a)(i)
Owned Personal Property	Section 3.7
Party/Parties	Preamble
Personal Property Leases	Section 3.8
Purchase Price	Section 1.2(a)
Qualified Plan	Section 3.10(e)
Real Property Lease	Section 3.6(b)

Resolution Period	Section 1.5(c)
Sanctions	Section 3.27(b)
Seller	Preamble
Seller Indemnified Parties	Section 9.3(a)
Seller LTIP	Section 3.10(b)
Seller Released Matters	Section 6.12
Seller Released Party	Section 6.11
Seller Parent	Preamble
Signing Date	Preamble
Third-Party Claim	Section 9.4(a)
Third-Party Consents	Section 6.1(c)
Units	Recitals